UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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NeuStar, Inc.

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Fellow Stockholders:

We are pleased to invite you to attend the 2011 Annual Meeting of Stockholders of Neustar, Inc. to be held on Wednesday, June 22, 2011 at 5:00 p.m. local time, at the Hyatt Regency Reston, located at 1800 Presidents Street, Reston, Virginia 20190.

Details regarding admission to the Meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important. Whether or not you plan to attend the Meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy or voting instruction card. Voting over the Internet, by phone or by written proxy will ensure your representation at the Meeting regardless of whether you attend in person. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

Thank you for your ongoing support of and continued interest in Neustar.

Sincerely,

Lisa A. Hook
President and Chief Executive Officer

NEUSTAR, INC.
21575 RIDGETOP CIRCLE,
STERLING, VIRGINIA 20166

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 22, 2011

Time and Date	5:00 p.m. (local time) on June 22, 2011.

Place	The Hyatt Regency Reston, located at 1800 Presidents Street, Reston, Virginia 20190.

Items of Business
1. To elect the two directors named in the proxy statement to the Board of Directors to hold office until our Annual Meeting of Stockholders in 2014 and until their respective successors have been elected or appointed;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011;

3. To hold an advisory vote on executive compensation;

4. To hold an advisory vote on the frequency of future advisory votes on executive compensation; and

5. To transact any other business that may properly come before the Meeting or any adjournment or postponement of the Meeting.

Adjournments and Postponements	Any action on the items of business described above may be considered at the Meeting at the time and on the date specified above or at any time and date to which the Meeting may be properly adjourned or postponed.

Record Date	You are entitled to notice of and to vote at the Meeting and at any adjournment or postponement that may take place only if you were a stockholder as of the close of business on April 26, 2011.

Proxy Materials and Annual Report	We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our annual report to stockholders on the Internet.

Voting	Your vote is very important. Whether or not you plan to attend the Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may submit your proxy or voting instruction card for the Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided, or, in most cases, by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers” beginning on page 1 of this proxy statement and the instructions on the proxy or voting instruction card. You can revoke a proxy prior to its exercise at the Meeting by following the instructions in the accompanying proxy statement.

By order of the Board of Directors,

Martin K. Lowen
Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Stockholders Meeting to Be Held on June 22, 2011.

This 2011 Proxy Statement and 2010 Annual Report are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25439.

NEUSTAR, INC.
21575 RIDGETOP CIRCLE
STERLING, VIRGINIA 20166

PROXY STATEMENT

QUESTIONS AND ANSWERS

Why did I receive these proxy materials?

We are sending you this proxy statement as part of a solicitation by the Board of Directors of NeuStar, Inc. for use at our 2011 Annual Meeting of Stockholders and at any adjournment or postponement that may take place. Unless the context otherwise requires, the terms “us,” “we,” “our,” “Neustar,” and the “Company” include NeuStar, Inc. and its consolidated subsidiaries.

This Notice of Annual Meeting of Stockholders, proxy statement, form of proxy and voting instructions and our 2010 Annual Report are first being mailed starting on or around May 11, 2011.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials?

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission, we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) to all of our stockholders as of April 26, 2011 (the “Record Date”). The Internet Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, we have elected to send a full set of the printed proxy materials for your convenience.

Do I need a ticket to attend the Meeting?

You will need an admission ticket or proof of ownership to enter the Meeting. An admission ticket is attached to your proxy card if you hold shares directly in your name as a stockholder of record. If you plan to attend the Meeting, please vote your proxy but keep the admission ticket and bring it with you to the Meeting.

If your shares are held beneficially in the name of a bank, broker or other nominee and you plan to attend the Meeting, you must present proof of your ownership of Neustar stock, such as a bank or brokerage account statement, to be admitted to the Meeting. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Neustar stock, to:

Neustar, Inc.
Attn: Corporate Secretary
21575 Ridgetop Circle
Sterling, Virginia 20166

All stockholders also must present a form of personal identification in order to be admitted to the Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.

Who is entitled to vote at the Meeting?

Holders of Neustar common stock at the close of business on the Record Date are entitled to receive this Notice and to vote their shares at the Meeting. As of the Record Date, there were 73,723,384 shares of Class A common stock outstanding and entitled to vote and 3,082 shares of Class B common stock outstanding and entitled to vote. All holders of common stock shall vote together as a single class, and each holder of common stock is entitled to one vote per share of Class A common stock and one vote per share of Class B common stock on each matter properly brought before the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Neustar’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the “stockholder of record.” The Internet Notice, Notice of Annual Meeting of Stockholders, proxy statement and proxy card and our 2010 Annual Report have been sent directly to you by Neustar.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Internet Notice, Notice of Annual Meeting of Stockholders, proxy statement and proxy card and our 2010 Annual Report have been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet (if available).

How do I vote?

You may vote using any of the following methods:

By Mail

To vote by mail, please complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

If you are a stockholder of record and the prepaid envelope is missing, please mail your completed proxy card to Neustar, Inc., 21575 Ridgetop Circle, Sterling, Virginia 20166, Attn: Corporate Secretary.

By Telephone or on the Internet

The telephone and Internet voting procedures established by Neustar for stockholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you are located outside the U.S., see your proxy card for additional instructions.

The website for Internet voting is www.voteproxy.com. Please have your proxy card in hand when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Daylight Time on June 21, 2011.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction card.

In Person at the Meeting

All stockholders may vote in person at the Meeting. You may also be represented by another person at the Meeting by executing a legal proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot to be able to vote at the Meeting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Corporate Secretary of the Company;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or

•	voting in person at the Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not revoked will be cast as votes at the Meeting.

What shares can I vote?

You can vote all shares that you owned on the Record Date (April 26, 2011). These shares include (1) shares held directly in your name as the stockholder of record; and (2) shares held for you as the beneficial owner through a broker, bank or other nominee.

Is there a list of stockholders entitled to vote at the Meeting?

The names of stockholders of record entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting for any purpose germane to the Meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our principal executive offices at 21575 Ridgetop Circle, Sterling, Virginia 20166, by contacting the Corporate Secretary of the Company.

How many votes are required to approve each proposal?

The presence of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote at the Meeting, present in person or represented by proxy, is necessary to constitute a quorum.

With regard to the election of directors (Item 1), in the case of an uncontested election, our bylaws require that each director be elected by a majority of the votes cast, meaning that the number of shares voted “FOR” a director’s election must exceed the number of shares voted “AGAINST” that director’s election. In the case of a contested election (i.e., an election in which the number of candidates exceeds the number of directors to be elected), directors will be elected by plurality vote. As discussed under “Director Elections” below, our Board has adopted a policy providing that any director who is not reelected under our majority voting standard must tender his or her resignation to the Nominating and Corporate Governance Committee within 30 days of certification of the stockholder vote.

The ratification of Ernst & Young LLP as our independent registered public accounting firm (Item 2) and the advisory vote on executive compensation (Item 3) require the affirmative vote of a majority of the votes cast, meaning that the number of shares voted “FOR” a matter must exceed the number of shares voted “AGAINST” that matter. For the advisory vote on the frequency of future votes on executive compensation (Item 4), there is no required voting standard. The Board will review the voting results for Item 4 when evaluating the frequency of future votes on executive compensation.

How are votes counted?

With regard to the election of directors (Item 1), the ratification of Ernst & Young LLP as our independent registered public accounting firm (Item 2), and the advisory vote on executive compensation (Item 3), you may vote “FOR,” “AGAINST” or “ABSTAIN.” For the advisory vote on the frequency of future votes on executive compensation (Item 4), you may vote for holding an advisory vote every “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN.” If you abstain from voting on these proposals, your shares will be counted as present for purposes of establishing a quorum at the Meeting. An abstention will not count as a vote “FOR” or

“AGAINST” Item 1, 2 or 3 or for any particular frequency in Item 4, however, and will have no effect on the outcome of the election of our directors or the outcome of the vote on the remaining proposals.

If you sign your proxy card or voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” each of Items 1-3 and for holding an advisory vote every “ONE YEAR” for Item 4).

What are broker non-votes, and how are they counted at the Meeting?

Broker non-votes occur when brokers do not receive voting instructions from their customers and do not have discretionary voting authority with respect to a particular proposal. Broker non-votes are counted as present for purposes of establishing a quorum at the Meeting, but they will not be counted for purposes of the election of directors (Item 1), the advisory vote on executive compensation (Item 3), or the advisory vote on the frequency of future votes on executive compensation (Item 4). If you are a beneficial owner, your bank, broker or other nominee is permitted to vote your shares on the ratification of Ernst & Young LLP as our independent registered public accounting firm (Item 2) even if the bank or broker does not receive voting instructions from you.

Could other matters be decided at the Meeting?

At the date of this proxy statement, we did not know of any matters to be raised at the Meeting other than those referred to in this proxy statement.

If other matters are properly presented at the Meeting for consideration, the proxy holders named on the proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees, acting without special compensation, in person or by telephone, electronic transmission or facsimile transmission.

Who will count the vote?

Representatives of our transfer agent, American Stock Transfer & Trust Company, LLC, will tabulate the votes and act as inspector of election.

How may I obtain Neustar’s Form 10-K and other financial information?

Stockholders may request a free copy of our 2010 Annual Report, which includes our 2010 Form 10-K, from:

Neustar, Inc.
Attn: Corporate Secretary
21575 Ridgetop Circle
Sterling, VA 20166

Alternatively, current and prospective investors can access the 2010 Annual Report, which includes our 2010 Form 10-K, and other financial information on our website at www.neustar.biz under the caption “Investor Relations” or on the Securities and Exchange Commission’s website at www.sec.gov.

We also will furnish any exhibit to the 2010 Form 10-K if specifically requested upon payment of charges that approximate our cost of reproduction.

GOVERNANCE OF THE COMPANY

Our Principles of Corporate Governance

The Board of Directors has adopted a set of corporate governance principles as a framework for the governance of the Company. The Nominating and Corporate Governance Committee regularly reviews the principles and recommends changes to the Board as appropriate. Our Principles of Corporate Governance (the “Principles”) are available on our website at www.neustar.biz under the captions “Investor Relations — Principles.” A free printed copy is available to any stockholder who requests it from us at the address on page 4.

Among other matters, the Principles contain the following items concerning the Board of Directors:

•	The Board, which is elected by the Company’s stockholders, oversees the management of the Company and its business. The Board appoints the senior management team, which is responsible for operating the Company’s business, and monitors the performance of senior management.

•	The Board is divided into three classes, approximately equal in number, with staggered terms of three years each, so that the term of one class expires at each annual meeting of stockholders.

•	The Board currently separates the positions of Chairman of the Board and Chief Executive Officer (“CEO”). The Board may in its discretion combine the roles if it deems it advisable and in the Company’s best interests to do so. The Board’s leadership structure is discussed in more detail under “Board Leadership” below.

•	When a director’s principal occupation or business association changes substantially during the director’s tenure on the Board, the director must tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Committee recommends to the Board the action, if any, to be taken with respect to the resignation.

•	Ordinarily, directors may not serve on the boards of more than four public companies so as not to interfere with their service as a director of the Company. Directors should also advise the chair of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another corporate board.

•	Unless otherwise approved by the Nominating and Corporate Governance Committee, directors may not stand for reelection after age 72.

•	The Chairman of the Board establishes the agenda for each Board meeting. Agenda items that fall within the scope of responsibilities of a Board committee are reviewed with the chair of that committee. Directors are encouraged to suggest the inclusion of items on the agenda. Directors are also free to raise subjects at a Board meeting that are not on the agenda for that meeting.

•	The independent directors meet in executive session without management present at least quarterly. The Chairman of the Board chairs these executive sessions.

•	The Board reviews the Company’s long-term strategic plan and business unit initiatives at least annually.

•	The Board has four standing committees: Audit, Nominating and Corporate Governance, Compensation, and Neutrality. The Audit, Nominating and Corporate Governance, and Compensation Committees consist solely of independent directors. In addition, directors who serve on the Audit Committee must meet additional, heightened independence criteria applicable to audit committee members. All committees report regularly to the full Board with respect to their activities.

•	The Nominating and Corporate Governance Committee considers and makes recommendations to the Board regarding committee size, structure, composition and functioning. Committee members and chairs are recommended to the Board by the Nominating and Corporate Governance Committee and appointed by the full Board.

•	At the invitation of the Board, members of senior management may attend Board meetings or portions of meetings for the purpose of presenting matters to the Board and participating in discussions. Directors also have full and free access to other members of management and to employees of the Company.

•	The Board has the authority to retain such outside counsel, experts and other advisors as it determines appropriate to assist it in the performance of its functions. Each of the Audit, Nominating and Corporate Governance, and Compensation Committees has similar authority to retain outside advisors as it determines appropriate to assist it in the performance of its functions.

•	The Compensation Committee annually reviews the compensation of directors. Director compensation is set by the Board based upon the recommendation of the Compensation Committee. Non-management directors receive a combination of cash and equity compensation for service on the Board.

•	The Board plans for succession to the position of CEO as well as certain other senior management positions. These plans are reviewed by the Nominating and Corporate Governance Committee. The CEO reports to the Board periodically on succession planning and management development and provides the Board with recommendations and evaluations of potential successors, including the position of CEO.

•	The Compensation Committee is responsible for reviewing and approving annual and long-term performance goals for the CEO, evaluating the CEO’s performance against those goals, and recommending the CEO’s compensation to the independent directors for review and approval. Both the goals and the evaluation are submitted to the independent directors meeting in executive session. The results of the evaluation are shared with the CEO and used by the Compensation Committee in considering the CEO’s compensation, which is approved by the independent directors meeting in executive session.

•	The Company has an orientation process for Board members that is designed to familiarize new directors with the Company’s business, operations, finances, and governance practices. The Board encourages directors to participate in education programs to assist them in performing their responsibilities as directors.

•	The Board conducts an annual self-evaluation to assess its performance. The Audit, Nominating and Corporate Governance, and Compensation Committees conduct annual self-evaluations to assess their performance. The Nominating and Corporate Governance Committee is responsible for developing, administering and overseeing processes for conducting evaluations.

Board Leadership

Neustar currently separates the positions of Chairman of the Board and CEO. Since November 2010, James G. Cullen, one of our independent directors, has served as our Chairman of the Board. Mr. Cullen’s roles and responsibilities as Chairman include:

•	setting the priorities of the Board and establishing agendas for Board meetings;

•	consulting with committee chairs on committee meeting frequency, length and agendas;

•	calling and presiding over meetings of the Board;

•	chairing regular executive sessions of the independent directors;

•	serving as a liaison between management and the other independent directors;

•	overseeing the CEO evaluation process (led by the Compensation Committee);

•	overseeing the Board evaluation process (led by the Nominating and Corporate Governance Committee) and providing feedback to directors regarding their individual performance and contributions;

•	leading the Board in anticipating and responding to crises;

•	meeting regularly with the CEO between Board meetings;

•	advising on organizational planning, development and design; and

•	leading the Board in enhancing processes relating to Board communications and involvement, strategy development, succession planning, mergers and acquisitions, annual budgets and risk oversight. (The Board’s role in risk oversight is discussed in more detail on page 14.)

Separating the positions of Chairman of the Board and CEO allows our CEO to focus on our day-to-day business, while providing the Board with independent leadership in its central role of advising and overseeing management. The Board believes that having an experienced and engaged independent director as Chairman is the most appropriate structure for the Board at this time. However, the Board regularly reviews Board and Company leadership as part of the succession planning process and retains authority to combine the roles of Chairman and CEO in the future, based on the needs and circumstances of the Company at the time. In the event that these roles are combined in the future, the Board will select an independent Board member to serve as lead independent director.

Director Independence

Our Principles of Corporate Governance include the following provisions concerning director independence:

•	A substantial majority of the Board is made up of independent directors.

•	An “independent” director is a director who meets the independence requirements of the New York Stock Exchange for directors, as determined by the Board. Specifically, an independent director is a director who has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

•	The Board makes an affirmative determination regarding the independence of each director annually, based upon the recommendation of the Nominating and Corporate Governance Committee.

•	The Board has established standards to assist it in determining director independence. Under these standards, which are included as Appendix A to the Principles of Corporate Governance, a director is not independent if, within the preceding three years:

•	the director was employed by the Company, or an immediate family member of the director was employed by the Company as an executive officer;

•	the director or an immediate family member received more than $120,000 per year in direct compensation from the Company, other than Board and committee fees, pensions or other forms of deferred compensation;

•	the director or an immediate family member had specified employment relationships with the Company’s independent auditor; or

•	the director or an immediate family member was part of an interlocking directorate in which the director or family member was employed as an executive officer of another company where any of the Company’s executive officers served on the compensation committee.

•	In addition, a director is not independent if the director is an employee, or an immediate family member is an executive officer, of a company that made payments to, or received payments from, the Company in excess of specified amounts during the preceding three years.

•	Finally, a director is not independent if the director or the director’s spouse is an executive officer of a nonprofit organization to which the Company made contributions in excess of specified amounts during the preceding three years.

The Board undertook its annual review of director independence in February 2011. Based on the standards set forth in our Principles of Corporate Governance and outlined above, the Board affirmatively determined that current directors Gareth C. C. Chang, James G. Cullen, Joel P. Friedman, Ross K. Ireland, Paul A. Lacouture, Kenneth A. Pickar, Michael J. Rowny, and Hellene S. Runtagh are independent. The Board determined that Lisa A. Hook is not independent as a result of her employment with the Company. In evaluating Mr. Lacouture’s independence, the Board considered that Mr. Lacouture’s son-in-law is a non-executive employee of a customer of the Company, and that Mr. Lacouture has continuing financial ties stemming from his own former employment with that customer. In evaluating Mr. Ireland’s independence, the Board considered that Mr. Ireland’s son is a non-executive employee of a different customer of the Company, and that Mr. Ireland receives retirement benefits stemming from his own former employment with that customer. Finally, in evaluating Mr. Friedman’s independence, the Board considered that Mr. Friedman is a director of an entity that provides commercial banking services to the Company. The Board determined that these relationships were not material and did not preclude independence under the standards outlined above.

All members of the Audit, Compensation, and Nominating and Corporate Governance Committees must be independent directors as defined by our Principles of Corporate Governance. Members of the Audit Committee must also satisfy additional, heightened independence requirements under Securities and Exchange Commission and New York Stock Exchange rules, which provide that Audit Committee members may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company (other than Board and committee fees, pensions or other forms of deferred compensation) and may not be affiliated persons of the Company.

Director Elections

Our bylaws provide for majority voting in the election of directors. Specifically, in uncontested elections, directors are elected by a majority of the votes cast, which means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. The Board also has a policy providing that any director who is not reelected under our majority voting standard must tender his or her resignation to the Nominating and Corporate Governance Committee within 30 days of certification of the stockholder vote. The Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation offer.

In deciding whether to recommend that the Board accept the resignation offer, the Nominating and Corporate Governance Committee will consider all factors deemed relevant, including the stated reasons why stockholders who cast “against” votes did so, any actions taken to address those stated reasons, the qualifications of the director, and whether the director’s resignation from the Board would be in the best interests of the Company and its stockholders.

The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days of certification of the stockholder vote and will promptly disclose its final decision and, if applicable, the reasons for rejecting the tendered resignation. Any director who tenders his or her resignation under this policy will not participate in the proceedings of either the Nominating and Corporate Governance Committee or the Board with respect to his or her own resignation offer. If the Board accepts a director’s resignation under the policy, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill such vacancy or reduce the size of the Board.

Board and Committee Membership

Our Board of Directors currently has nine seats, divided into three classes: Class I (three seats), Class II (three seats) and Class III (three seats).

The Board met 15 times during 2010. During 2010, each of our directors attended 75% or more of the aggregate of (a) the total number of meetings of the Board held while a director and (b) the total number of meetings held by all committees on which the director served (during the period in which the director served on such committees). Our Board has adopted a policy that our directors are expected and strongly encouraged to attend each Annual Meeting of Stockholders absent compelling circumstances. All of our directors then on the Board attended our 2010 Annual Meeting of Stockholders.

The table below provides current membership information for the Board and each standing committee of the Board.

						Nominating
						and
		Year				Corporate
		Current	Audit	Compensation	Neutrality	Governance
		Term	Committee	Committee	Committee	Committee
Name	Position	Expires	Member	Member	Member	Member

Mr. Chang	Class III director	2013		X
Mr. Cullen	Class I director	2011	X *			X
Mr. Friedman	Class I director	2011		X *
Ms. Hook	Class III director	2013			X
Mr. Ireland	Class II director	2012		X	X
Mr. Lacouture	Class II director	2012	X			X
Dr. Pickar	Class I director	2011		X	X *
Mr. Rowny	Class II director	2012	X			X
Ms. Runtagh	Class III director	2013	X			X *

*	Chair

The Audit Committee

Under the terms of its Charter, the Audit Committee meets at least four times per fiscal year, including periodic meetings in executive session with each of our management, our principal internal auditor, our independent registered public accounting firm (independent auditors), and our General Counsel, and reports regularly to the full Board with respect to its activities. The Audit Committee represents and assists the Board in overseeing the accounting and financial reporting processes of the Company and the audits of our financial statements, including the integrity of the financial statements; our compliance with legal and regulatory authority requirements; the independent auditors’ qualifications and independence; the performance of our internal audit function and independent auditors; and the preparation of a report of the Audit Committee to be included in our annual proxy statement. The Audit Committee is responsible for:

•	directly appointing, retaining, compensating, evaluating, overseeing, and terminating (when appropriate) the Company’s independent auditors, who shall report directly to the Committee;

•	reviewing and pre-approving all audit and permissible non-audit services to be provided by the independent auditors, and establishing policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the independent auditors;

•	at least annually, obtaining and reviewing a report by the independent auditors describing: (a) the auditors’ internal quality-control procedures; and (b) any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues;

•	at least annually, reviewing the qualifications, independence and performance of the independent auditors, and discussing with the independent auditors their independence;

•	upon completion of the annual audit, reviewing with the independent auditors their experiences, any audit problems or difficulties encountered (including restrictions on their work, cooperation received or not received, and significant disagreements with corporate management) and management’s response, and findings and recommendations concerning their annual audit of the Company;

•	meeting to review and discuss with corporate management and the independent auditors the annual audited financial statements, and the unaudited quarterly financial statements, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommending to the Board whether the annual audited financial statements should be included in the Company’s annual report on Form 10-K;

•	reviewing and discussing earnings press releases, and corporate practices with respect to earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies;

•	reviewing and discussing with management and the independent auditors the Company’s major risk exposures and the steps management has taken to monitor and control such exposure;

•	reviewing the adequacy and effectiveness of the Company’s internal audit procedures and internal controls over financial reporting, and any programs instituted to correct deficiencies;

•	reviewing and discussing the adequacy and effectiveness of the Company’s disclosure controls and procedures;

•	overseeing the Company’s compliance systems with respect to legal and regulatory requirements and reviewing the Company’s codes of conduct and programs to monitor compliance with such codes;

•	establishing procedures for the submission of complaints regarding accounting, internal accounting controls, or auditing matters;

•	investigating, or referring, matters brought to its attention as appropriate, with full access to all books, records, facilities and personnel of the Company;

•	reviewing the application of significant regulatory, accounting and auditing initiatives, including new pronouncements;

•	establishing policies for the hiring of employees and former employees of the independent auditors;

•	annually reviewing and reassessing the adequacy of the Audit Committee Charter and evaluating the performance of the Committee, and recommending changes to the Board as appropriate; and

•	performing such other functions as assigned by law, the Company’s certificate of incorporation or bylaws, or the Board.

The Audit Committee has the authority to retain, at Neustar’s expense, such outside counsel, experts, and other advisors as it determines appropriate to assist it in the full performance of its functions.

The Audit Committee met 11 times during 2010.

The members of the Audit Committee as of the date of this proxy statement are Messrs. Cullen (Chair), Lacouture and Rowny and Ms. Runtagh.

The Board has determined that each of the members of the Audit Committee is independent, as defined by the Company’s director independence standards and the rules of the New York Stock Exchange and the Securities and Exchange Commission, that each such member also meets the heightened standards for Audit Committee independence described under the heading “Director Independence” above, and that each of Messrs. Cullen and Rowny is an “audit committee financial expert” as defined by the Securities and Exchange Commission.

The report of the Audit Committee is included on pages 54 to 55. A copy of the Audit Committee Charter is available on our website at www.neustar.biz, under the captions “Investor Relations — Committee Composition.” A free printed copy is available to any stockholder who requests it from us at the address on page 4.

The Nominating and Corporate Governance Committee

Under the terms of its Charter, the Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board director candidates for election at the annual meeting of stockholders, developing and recommending to the Board a set of corporate governance principles and undertaking a leadership role in shaping corporate governance. Specifically, the Committee is responsible for:

•	developing and recommending to the Board criteria for identifying and evaluating director candidates;

•	identifying, reviewing the qualifications of, and recruiting candidates for election to the Board;

•	assessing the independence of incumbent directors in determining whether to recommend them for reelection to the Board;

•	establishing a procedure for the consideration of Board candidates recommended by the stockholders;

•	recommending to the Board candidates for election or reelection to the Board at each annual stockholders’ meeting;

•	recommending to the Board candidates to be elected by the Board as necessary to fill vacancies and newly created directorships;

•	developing and recommending to the Board a set of corporate governance principles and reviewing and recommending changes to these principles, as necessary;

•	making recommendations to the Board concerning the structure, composition and functioning of the Board and its committees;

•	recommending to the Board candidates for appointment to Board committees and considering periodically rotating directors among the committees;

•	reviewing and recommending to the Board retirement and other tenure policies for directors;

•	reviewing directorships in other public companies held by or offered to directors and senior officers of the Company and consulting with the Company’s Neutrality Committee regarding such directorships;

•	reviewing and assessing the channels through which the Board receives information, and the quality and timeliness of information received;

•	assisting the Board in reviewing the Company’s succession plans relating to the Chief Executive Officer and other senior officers;

•	overseeing the annual evaluation of the Board and its committees and management;

•	reviewing the governance structure of the Company;

•	assisting the Board in evaluating and overseeing the management of governance-related risk;

•	reviewing external developments in corporate governance matters; and

•	annually evaluating the performance of the Committee and the adequacy of the Committee’s Charter and recommending changes to the Board as appropriate.

The Nominating and Corporate Governance Committee has the authority to retain, at the Company’s expense, such outside counsel, experts, and other advisors as it determines appropriate to assist it in the full performance of its functions. The Committee has sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.

The Nominating and Corporate Governance Committee met six times during 2010.

The members of the Nominating and Corporate Governance Committee as of the date of this proxy statement are Ms. Runtagh (Chair) and Messrs. Cullen, Lacouture and Rowny.

The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent, as defined by the Company’s director independence standards and the rules of the New York Stock Exchange.

A copy of the Nominating and Corporate Governance Committee Charter is available on our website at www.neustar.biz, under the captions “Investor Relations — Committee Composition.” A free printed copy is available to any stockholder who requests it from us at the address on page 4.

The Nominating and Corporate Governance Committee is responsible for recommending candidates for election to the Board and believes that director candidates should have certain minimum qualifications, including the highest level of integrity, maturity of judgment based on a record of senior-level experience, commitment to serving the interests of our stockholders, and a reputation and background that demonstrate that Neustar has a Board with experience that is appropriate and consistent with our long-term vision. Candidates must also have a commitment to devote the time necessary to be active on the Board and the desire and ability to work collegially and as a team with the Board and senior management. Pursuant to our Principles of Corporate Governance, the Committee considers the number of other boards on which the candidate serves. Additionally, as part of the neutrality requirements to which we are subject under Federal Communications Commission rules and orders and certain of our contracts, directors cannot be employees or directors of a telecommunications service provider (“TSP”) or own more than 5% of the voting stock of a TSP.

The Committee believes that the Board, as a whole, should include members who collectively bring the following strengths and backgrounds to the Board:

•	experience as a Chairman and Chief Executive Officer of another company;

•	senior-level experience in the communications industry generally (e.g., wireline, wireless, Internet service providers and providers of Internet protocol and other next-generation communications services), or with companies that have transaction-based business models, media companies, and systems integration/systems technology companies;

•	experience with government and public policy;

•	geographic diversity, with representation from the United States, Asia and Europe; and

•	strengths in the functional areas of finance, corporate governance, financial statement auditing, business operations and strategic planning for communications companies, and mergers and acquisitions.

While the Nominating and Corporate Governance Committee has not adopted a formal policy with regard to diversity, the Committee seeks to achieve a diversity of strengths and backgrounds on the Board, particularly in the areas described above. The Committee further aims to have gender and racial diversity on the Board. The Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with our goal of maintaining a Board that best serves the needs of the Company and the interests of our stockholders.

The Nominating and Corporate Governance Committee uses a variety of methods to identify and evaluate nominees for director. Candidates may come to the attention of the Committee through current and former Board members, management, professional search firms (to whom we pay a fee), stockholders or other persons. The Committee evaluates candidates for the Board on the basis of the standards and qualifications set forth above. The Committee and the Board also evaluate the Board’s collective qualifications (including diversity) as part of the Board’s annual self-evaluation process. Additional information about the skills and qualifications of our current directors is set forth on pages 48-51.

The Nominating and Corporate Governance Committee has in the past retained, and may in the future retain, a third-party search firm to assist the Committee in identifying and evaluating potential nominees for the Board. The Committee will also consider candidates for director recommended by our stockholders. Any stockholder recommendations proposed for consideration by the Committee should include the candidate’s name and qualifications for Board membership and should be addressed to the Nominating and Corporate Governance Committee, care of our Corporate Secretary, at Neustar, Inc., 21575 Ridgetop Circle, Sterling, VA 20166. Properly submitted candidates who meet the criteria outlined above will be evaluated by the Committee in the same manner as candidates recommended by other sources.

In addition, our bylaws permit stockholders to nominate individuals for election at annual stockholder meetings and to solicit proxies in favor of such nominees. The process for nominating directors in accordance with our bylaws is discussed below under the heading “Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders.”

The Compensation Committee

Under the terms of its Charter, the Compensation Committee is to assist the Board in discharging its responsibilities relating to compensation of our executive officers and to produce the annual report on executive compensation to be included in our proxy statement. The Compensation Committee is specifically responsible for:

•	overseeing the Company’s overall compensation structure, policies and programs, and assessing whether that structure establishes appropriate incentives for management and employees;

•	assisting the Board in evaluating and overseeing the management of compensation-related risk;

•	administering and making recommendations to the Board with respect to the Company’s incentive-compensation and equity-based compensation plans;

•	reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance in light of those goals and objectives, and recommending the CEO’s compensation level to the independent directors based on this evaluation;

•	overseeing the evaluation of other executive officers and setting their compensation based upon the recommendation of the CEO;

•	approving stock option and other stock incentive awards for executive officers;

•	reviewing and approving the structure of other benefit plans pertaining to executive officers;

•	reviewing and recommending employment and severance arrangements for executive officers;

•	approving, amending or modifying the terms of any compensation or benefit plan that does not require stockholder approval;

•	monitoring compliance by executive officers and directors with stock ownership guidelines adopted by the Company;

•	reviewing the compensation of directors for service on the Board and its committees and recommending changes in compensation to the Board;

•	annually evaluating the performance of the Committee and the adequacy of the Committee’s Charter and recommending changes to the Board as appropriate; and

•	performing such other duties and responsibilities as are consistent with the purpose of the Committee and as the Board or the Committee deems appropriate.

The Compensation Committee has the authority to retain, at Neustar’s expense, such outside counsel, experts and other advisors as it determines appropriate to assist it in the full performance of its functions.

The Compensation Committee met 11 times in 2010.

The members of the Compensation Committee as of the date of this proxy statement are Messrs. Friedman (Chair), Chang and Ireland and Dr. Pickar.

The Board has determined that each of the members of the Compensation Committee is independent, as defined by the Company’s director independence standards and the rules of the New York Stock Exchange.

Additional information regarding the processes and procedures of the Compensation Committee, the scope of the Committee’s authority, and the role of executive officers and compensation consultants in determining or recommending compensation is set forth below under the heading “Compensation Discussion & Analysis.”

A copy of the Compensation Committee Charter is available on our website at www.neustar.biz, under the captions “Investor Relations — Committee Composition.” A free printed copy is available to any stockholder who requests it from us at the address on page 4.

The Neutrality Committee

Under Federal Communications Commission rules and orders and certain of our contracts, we are required to comply with neutrality regulations and policies. We are examined periodically on our compliance with these requirements by independent third parties. The Neutrality Committee is responsible for receiving reports from the Company’s Neutrality Officer with respect to his or her neutrality functions; reviewing the quarterly attestation reports of the accountants who perform the neutrality procedures; reviewing and approving, as necessary, specific corrective actions based on the findings of the accountants; and reviewing and approving any changes or amendments to the Company’s neutrality compliance procedures.

The members of the Neutrality Committee as of the date of this proxy statement are Dr. Pickar (Chair), Ms. Hook and Mr. Ireland. Jeffrey E. Ganek was a member of the Neutrality Committee until his resignation from the Board on November 15, 2010. The Neutrality Committee met four times during 2010.

Executive Sessions

Neustar’s independent directors meet in executive session without management present at least quarterly. Our independent Chairman of the Board, James G. Cullen, chairs these executive sessions.

Risk Oversight

Enterprise Risk Management, or ERM, is a company-wide initiative that involves identifying, assessing and managing risks that could affect our ability to meet business objectives or execute our corporate strategy. As part of our ERM process, the Board receives regular reports from management on a broad range of potential risks (including operational, financial, legal and regulatory, human capital, and strategic and reputational risks) and the steps management is taking to manage those risks.

While the full Board has general oversight responsibility for ERM, the Board has allocated and delegated certain responsibilities to its committees. Consistent with New York Stock Exchange rules, the Audit Committee reviews and discusses with management and our independent auditors the Company’s major risk exposures and the steps management has taken to monitor and control such exposure. The Audit Committee also discusses guidelines and policies governing the ERM process. In addition, the Compensation Committee and the Nominating and Corporate Governance Committee receive reports from management and assist the Board in evaluating risks within their purview, as set forth in their charters. When a committee receives a report on material risk, the chair of the relevant committee reports on the discussion at the next full Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

The Board’s allocation of risk oversight responsibility, and our overall ERM process, may change from time to time based on the evolving needs of the Company.

Communications with Directors

Stockholders and other interested parties may communicate with the Board by writing c/o the Corporate Secretary, Neustar, Inc., 21575 Ridgetop Circle, Sterling, Virginia 20166. Communications intended for a specific director or directors, including the Chairman of the Board or the independent directors as a group, should be addressed to the attention of the relevant individual(s) c/o the Corporate Secretary at the same address. Our Corporate Secretary will review all correspondence intended for the Board and will regularly forward to the Board a summary of such correspondence and copies of correspondence that, in the opinion of the Corporate Secretary, is of significant importance to the functions of the Board or otherwise requires the Board’s attention. Directors may at any time review a log of all correspondence received by the Corporate Secretary that is intended for the Board and request copies of any such correspondence.

In addition, the Audit Committee of our Board has established a procedure for parties to submit concerns regarding what they believe to be questionable accounting, internal accounting controls, and auditing matters. Concerns may be reported through our Compliance Hotline at (888) 396-9033, by email to the Audit Committee at CorporateCode@neustar.biz, or through a confidential web form, available at www.neustar.biz under the captions

“Investor Relations — Contact the Board.” To the extent permitted by applicable law, concerns may be submitted anonymously and confidentially.

Code of Business Conduct

Our Board has adopted a Corporate Code of Business Conduct applicable to all of our directors, officers, employees and contractors providing services to or on behalf of the Company.

The Code embodies general principles such as compliance with laws, acting with honesty and integrity, avoidance of conflicts of interest, maintenance of accurate and timely financial and business records, use of the Company’s assets, working with customers, suppliers and governments, and protecting the Company’s information and information regarding other companies. All directors, officers, employees and contractors are obligated to report violations and suspected violations of the Code in accordance with the reporting procedures described in the Code.

Our Corporate Code of Business Conduct is available on our website at www.neustar.biz under the captions “Investor Relations — Code of Conduct.” We intend to disclose on this website any amendments to the Corporate Code of Business Conduct or grants of waivers from provisions of the Code that require disclosure under applicable Securities and Exchange Commission rules. A free printed copy is available to any stockholder who requests it from the address on page 4.

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee, who also served as the only members of the Committee in 2010, are Messrs. Chang, Friedman and Ireland and Dr. Pickar. No member of the Compensation Committee has been an officer or employee of Neustar or any of our subsidiaries at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or our Compensation Committee.

COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Overview

Executive Compensation Programs

Our executive compensation programs have a strong pay-for-performance orientation and are designed to create value for our stockholders by supporting the achievement of our business and financial objectives. To this end, we have formulated our programs for executives (including our named executive officers, as defined below) to reward superior financial and operating performance, to align executives’ interests with those of our stockholders, and to encourage talented individuals to join and remain with the Company and contribute to our growth and success.

Our executive compensation programs are intended to be both competitive and fair. In determining the types and amount of compensation for each executive, we focus on the executive’s performance and potential, level of responsibility, and current compensation and equity ownership levels, as well as our retention needs and competitive practice. The material elements of our executive compensation programs consist of base salary, annual cash incentive compensation, and equity awards.

Finally, our executive compensation programs are intended to be consistent with corporate governance best practices. This is demonstrated by our:

•	management stock ownership guidelines;

•	compensation recovery (clawback) provisions;

•	double-trigger change-in-control arrangements;

•	no excise tax gross-ups;

•	limited perquisites;

•	anti-hedging policy;

•	strong risk management program; and

•	independent Compensation Committee oversight.

2010 Named Executive Officers

Our named executive officers for 2010 are our President and Chief Executive Officer, Lisa Hook; our former Chief Executive Officer, Jeffrey Ganek; our Chief Financial Officer, Paul Lalljie; our former Chief Strategy Officer, John Dziak; our Senior Vice President of Carrier Services and Carrier Services North America (CSNA) Sales, Steven Edwards; and our Senior Vice President of Human Resources, Douglas Arnold.

2010 Performance and Compensation

The Company achieved strong revenue growth and cash generation in 2010. Our consolidated revenue for the year increased 9.7% to $526.8 million, as compared to $480.4 million in 2009. Excluding corporate transactions and charges related to restructuring and realigning our business in 2010, we also exceeded our profitability target for the year. (The Company’s financial results for 2010 are discussed in more detail in the Management’s Discussion & Analysis section of our Annual Report on Form 10-K for 2010, as filed with the SEC.)

The Company achieved these strong results in a year of management transition and change. In October 2010, Ms. Hook succeeded Mr. Ganek as our Chief Executive Officer, and Mr. Ganek stepped down as Chairman of the Board shortly thereafter. Mr. Dziak also left the Company in 2010.

Taking these factors into account, we believe the compensation paid to our named executive officers for 2010 was consistent with our pay-for-performance philosophy. Our executives received annual cash incentive awards near target for 2010, with a 98.5% Company payout due to solid financial performance. Selected executives also received individual payouts recognizing their contributions through the management transition. In addition, the performance share units granted to our executives in 2009 will pay out above target due to strong execution and cost management over the 2009-2010 performance period. At the same time, our executives received no payout on the performance share units granted to them in 2007 and 2008, due primarily to the January 2009 renegotiation of our contracts to provide number portability administration services in the United States. As a result, actual equity compensation for our executives over the longer term has been well below reported target (grant date) values.

For 2011 and beyond, our focus will remain on pay-for-performance, and we intend to continue linking a significant portion of executive pay to achievement of Company financial objectives.

Compensation Objectives

Performance

The primary objective of our compensation programs is to motivate and reward superior performance. Elements of executive compensation that depend upon performance include:

•	annual cash incentive compensation, which is based on the achievement of business and individual objectives; and

•	equity compensation, which is designed to motivate our executives to enhance stockholder value and achieve longer-term Company financial objectives.

We have attempted, and will seek in the future, to remain flexible as to the form of equity compensation that we use. Our equity awards have included stock options, restricted stock and performance share units.

Alignment of Interests

We seek to align the interests of our executives with those of our stockholders. Elements of compensation that align executive and stockholder interests include:

•	annual cash incentive compensation, which focuses on key financial measurements that drive stockholder value; and

•	equity compensation, which links a significant portion of compensation to stock price appreciation and, in the case of performance share units, to meeting longer-term Company financial objectives linked to stockholder value creation.

As discussed below, we also maintain management stock ownership guidelines and compensation recovery provisions (also known as clawbacks) to align executives’ interests more closely with those of our stockholders.

Retention

Our executive compensation programs are designed to help us attract and retain key management talent. Elements of compensation that encourage our executives to maintain a long-term commitment to Neustar include:

•	option and restricted stock awards, which generally vest over three or four years; and

•	performance share unit awards, which generally vest after three years if Company financial goals are achieved.

Implementing Compensation Objectives

Determining Compensation

In making compensation decisions, we review the performance of the Company and each executive. We also consider the executive’s level of responsibility, the importance of the executive’s role in achieving our corporate objectives, and the executive’s long-term potential, while taking into account his or her current compensation, realized and unrealized equity gains and stock ownership levels, and our stock selling restrictions for executives. Finally, we weigh competitive practice, relevant business and organizational changes, retention needs and internal pay equity.

In order to attract and retain the best management talent, we believe we must provide a total compensation package that is competitive relative to our peers. For this purpose, we consider the practices of specific companies that we have identified as our peers. These public companies are selected annually by the Compensation Committee on the basis of industry (technology), similar business models and comparable financials (including revenues, profitability, market capitalization and growth profiles). The peer companies used for 2010 executive compensation planning purposes were:

Akamai Technologies, Inc.	Ansys Technologies Inc.
Dolby Laboratories, Inc.	Equinix Inc.
F5 Networks, Inc.*	FactSet Research Systems Inc.
Informatica Corp.	NTELOS Holdings Corp.
Red Hat, Inc.	Salesforce.com, Inc.
SAVVIS, Inc.	SBA Communications Corp.
Syniverse Holdings, Inc.*	TNS, Inc.*
VeriSign, Inc.*
* New for 2010

In developing this list, the Compensation Committee focused on companies meeting at least two of the following four financial criteria: revenues ranging from $250 million to $1 billion; three-year revenue growth (compounded annual growth rate, or CAGR) of at least 20%; earnings before interest, taxes, depreciation and amortization (“EBITDA”) margin of at least 40%; and market capitalization ranging from $1 billion to $5 billion. To minimize year-over-year churn in the peer group, the Compensation Committee retained one company from our

2009 peer group (SAVVIS, Inc.) that met only one of the specified criteria; three other 2009 peers (Crown Castle International, MEMC Electronic Materials and Polycom) were removed due to differences in business model and/or size. As a result, the peer group for 2010 consisted of eleven companies that were used for benchmarking purposes in 2009 and four additional companies that met the above criteria. At the time the Compensation Committee evaluated the 2010 peer group, Neustar’s revenue and market capitalization approximated the 25th percentile of the peer group, EBITDA approximated the median of the peer group, and three-year revenue growth was between the median and 75th percentile of the peer group.

In addition to specific peer company data, we consider compensation surveys conducted by Radford, Culpepper and IPAS, nationally recognized consulting firms, with a focus on surveys of companies in the technology/software and communications business service sectors that have revenues comparable to ours.

After reviewing the survey and peer group data described above, we determine the approximate range within which to target total direct compensation for our executives. Within any range, we incorporate flexibility to respond to and adjust for the evolving business environment and our specific hiring and retention needs. For 2010, we set overall target total direct compensation for our executives to fall between the median and 75th percentile of competitive practice. As described below, individual levels may vary from the targeted competitive position based on factors such as individual performance, executive responsibilities relative to benchmark position responsibilities, skill set and experience, and tenure in a particular position.

Our compensation programs are designed to strike a balance between cash and equity and between annual and long-term incentives that the Compensation Committee considers appropriate. Our mix of compensation elements is designed to reward near-term results (in the form of annual cash incentive compensation) and motivate long-term performance (in the form of equity awards that vest over multi-year periods and which are based, in the case of performance share units, on the achievement of Company financial objectives). For 2010, excluding severance for Messrs. Ganek and Dziak, approximately one-half to two-thirds of total target compensation for our named executive officers was composed of long-term equity compensation, with the balance being primarily base salary and target annual cash incentive compensation.

Role of Compensation Committee and Management

The Compensation Committee has primary responsibility for overseeing the design and implementation of our executive compensation programs. The Compensation Committee, with input from the other independent directors, evaluates the performance of the CEO. The Compensation Committee then recommends CEO compensation to the independent directors for approval. The CEO and the Compensation Committee together review the performance of our other executive officers, and the Compensation Committee determines their compensation based on recommendations from the CEO and the Senior Vice President, Human Resources. The CEO, CFO and Senior Vice President, Human Resources also provide information and recommendations to the Compensation Committee regarding Company financial targets under our annual incentive plan and our performance share unit awards, and the cost of the executive compensation program. The other named executive officers do not play a role in their own individual compensation determinations, other than discussing individual performance objectives with the CEO.

As part of its responsibility for overseeing our compensation programs, the Compensation Committee assists management and the Board of Directors in evaluating risks arising from our compensation policies and practices. Compensation risk is discussed in more detail on page 27 below. Our company-wide enterprise risk management (ERM) process is discussed on page 14 above.

Role of Compensation Consultants

The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“Cook”) to review market trends and advise the Committee regarding executive compensation. Upon request, representatives from Cook are responsible for preparing and reviewing Committee materials, attending Committee meetings, assisting the Committee with program design, and generally providing advice and counsel as compensation issues arise. The Committee also looks to Cook for assistance in assessing the competitiveness of our executive compensation programs. In 2010, Cook prepared competitive reviews of the Company’s executive and non-employee director compensation programs, presented an overview of executive compensation trends and regulatory developments, reviewed management’s recommendations for changes to the peer group, and provided competitive compensation data on non-executive chairman compensation levels and practices.

Cook reports directly to the Committee, although the Committee has instructed Cook to work with management to compile information and gain an understanding of the Company and any issues for consideration by the Committee. The Committee may contact Cook at any time, without interaction or involvement by Company management. Cook did not receive professional fees from Neustar in 2010 other than in connection with advising the Committee on executive and director compensation matters, as described above.

Equity Grant Process

All equity grants to our employees, including our named executive officers, are approved by the Compensation Committee. The Committee grants equity awards on a periodic basis to employees at an appropriate level of seniority within the Company whose performance and potential contributions warrant such consideration. New hires at this level of seniority are generally granted equity awards upon or after hire. On occasion, special retention and recognition grants are made to individuals deemed critical to retain, difficult to replace or high-potential employees.

The exercise price of each stock option awarded to our employees is the closing price of our common stock on the date of grant. If the Committee meets after the release of our quarterly or annual earnings information, the grant date is set as the date of the meeting. If the Committee meets prior to the release of earnings information, the Committee designates a grant date that is several days after the release of earnings information, in order to allow for dissemination of earnings information to the public.

Clawbacks

Neustar will seek to recover incentive compensation granted to any executive as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other clawback provision prescribed by law or New York Stock Exchange listing standards. Under our current clawback policy, all equity grants to executives include provisions under which the Company can claw back shares (or the value thereof) in the event that an executive engages in fraud, dishonesty, willful misconduct or any other activity deemed detrimental to the Company (including any violation of the non-compete, non-solicit, confidentiality and other obligations set forth in grant agreements).

Stock Ownership Guidelines

The Compensation Committee adopted stock ownership guidelines for executives effective January 1, 2008. The guidelines are designed to increase executives’ equity stakes in the Company and to align executives’ interests more closely with those of our stockholders. The guidelines provide that, within five years, the CEO should attain an investment position in Neustar stock equal to at least four times her base salary, and all other current executive officers should attain an investment position equal to at least two times their base salary. The number of shares needed to be owned is calculated annually based on the executive’s salary and an average of the prior year’s quarter-end closing stock prices.

Shares counted toward meeting the guidelines include shares owned outright by the executive or his or her spouse, including shares acquired upon the exercise of stock options and shares delivered upon vesting of restricted stock; performance shares earned by the executive; deferred stock units; shares held in trust that are included in the executive’s ownership reports filed with the SEC; and shares held in the executive’s retirement accounts. Unexercised stock options and unvested restricted stock or performance share units do not count toward meeting the guidelines.

Under the guidelines, each executive is expected to retain a percentage of the shares received from the Company’s equity compensation program (for example, upon the exercise of options, vesting of restricted stock, or receipt of shares under performance-based awards) until his or her expected ownership level is achieved. For the

CEO, this retention ratio is 100%; for all other current executive officers, the retention ratio is 50%. The retention ratios only apply to equity awards granted on or after January 1, 2007.

Management Stock Selling Restrictions

Each year, our Nominating and Corporate Governance Committee and Board of Directors adopt a policy governing sales of Neustar stock by our executives. In 2010 and prior years, the management stock selling restrictions included quarterly volume limitations for executive officers and manner of sale limitations for all senior vice presidents and above. Like the stock ownership guidelines, the stock selling restrictions are intended to align the interests of executives with those of our stockholders by requiring the executives to retain a meaningful percentage of their equity holdings in the Company. The Compensation Committee considers the impact of the stock selling restrictions, together with realized and unrealized equity gains, when evaluating retention needs and executive compensation generally.

Transactions in Company Securities

It is against Company policy for any employee (including any executive) to engage in short-term or speculative transactions in Company securities. Employees are prohibited from trading in puts or calls in Company securities and from selling Company securities short. Employees are also discouraged from including Company securities in a margin account or pledging Company securities as collateral for a loan.

Elements Used to Achieve Compensation Objectives

Base Salary

Base salaries are intended to be commensurate with each executive’s position and level of responsibility. Decisions regarding salary levels also take into account the executive’s current salary and the amounts paid to his or her peers within and outside the Company.

Base salaries are evaluated annually or as necessary in response to organizational or business changes. Although salaries are considered annually, they are not automatically increased if the Compensation Committee (or the independent directors, in the case of the CEO) believes that they are at appropriate levels or that other elements of compensation deserve greater weight in light of our stated objectives. This is consistent with our goal of offering competitive compensation that is tied to the achievement of our performance objectives.

Base salaries paid to the named executive officers for 2010 are discussed below and shown in the Summary Compensation Table on page 28. In 2010, we set base salaries for the named executive officers to fall between the median and 75th percentile of competitive practice. This competitive positioning is consistent with our targeted competitive positioning of median to 75th percentile and reflects consideration of existing salary levels and executive responsibilities, performance, skill set and experience.

Cash Incentive Compensation

Annual cash incentive awards provide rewards for achieving short-term or annual performance goals that we consider to be important contributors to stockholder value.

At the beginning of each year, the Compensation Committee (with the input of the other independent directors) establishes the performance goals and targets applicable under the relevant incentive plan for awards that our executives are eligible to earn for the year. After the end of the year, the Compensation Committee reviews our full-year results against the performance goals previously established for the year. The Committee (and the independent directors, in the case of the CEO) then determines the extent to which performance goals for the year were met and approves an appropriate payout for each executive. Payouts are generally made in February or early March following the performance year.

The cash incentive compensation paid to the named executive officers for 2010 is discussed below and shown in the Summary Compensation Table on page 28.

Equity Compensation

Our equity compensation programs are designed to reward contributions to our financial and operational success, motivate future performance, align the interests of our executives with those of our stockholders, and retain key executives through the term of the awards. When making annual equity grant decisions, we consider competitive market data as well as market practice regarding the types of equity to grant. When making special retention and promotion grants, we also consider the value of existing grants and vesting profiles.

Our executive equity awards have included stock options, performance share units and restricted stock. In 2010, all three types of awards were used as part of our annual equity compensation program. As discussed above, we have attempted, and will seek in the future, to remain flexible as to the form of equity compensation that we use so that we can properly motivate our executives to enhance stockholder value and achieve specific Company objectives.

When determining the appropriate mix of equity grants, we weigh the dilutive impact and cost of these grants with their potential benefits. We believe that providing more than one type of award helps to balance our compensation objectives. For example, stock options are a motivational tool and are supportive of our growth strategy. Performance share units are fully at risk and depend upon key performance measures that drive value for our stockholders, thus aligning the interests of our executives and stockholders. Finally, restricted stock serves both to reward and retain executives over the term of the awards.

In managing the overall cost of our equity compensation program, we set an annual budget with respect to total expense and the potential dilutive impact to stockholders. Budgets have been set at levels that we believe are reasonable relative to peer companies, taking into account our compensation objectives, and affordable at various performance levels.

The stock options, performance share units and restricted stock awards granted to the named executive officers in 2010 are discussed below and shown in the 2010 Grants of Plan-Based Awards table on page 30.

Deferred Compensation

Our Deferred Compensation Plan permits employees at the vice president level and above, including the named executive officers, to defer certain elements of compensation in order to delay taxation on such amounts. We believe that this is a standard benefit arrangement commonly offered at companies of our size. Specifically, the Plan permits deferral of up to 75% of base salary and up to 90% of annual cash incentive awards and bonuses. We may elect to provide matching contributions to the extent that deferrals under the Plan have the effect of reducing a participant’s 401(k) compensation (and thus the matching contribution offered to all employees under our 401(k) plan), although we have not done so to date. Amounts deferred or matched under the Plan are credited with investment earnings based on investment options selected by the participants.

As shown in the 2010 Nonqualified Deferred Compensation table on page 36, two of our named executive officers elected to participate in the Plan for 2010.

Other Compensation

In general, our executives receive health and welfare benefits under the same programs and subject to the same eligibility requirements that apply to all Company employees. Likewise, executives participate in our 401(k) plan on the same terms and conditions as apply to other Company employees. We do not provide defined benefit (pension) or supplemental retirement plans for our executives.

On occasion, we provide our executives with other benefits that we believe are reasonable, competitive and consistent with our compensation objectives. These benefits, which constitute only a small portion of each named executive officer’s total compensation, are discussed below and shown in the All Other Compensation column of the Summary Compensation Table on page 28.

Severance and Change-in-Control Arrangements

As discussed under “Potential Payments upon Termination or Change in Control” below, we maintain severance and equity award arrangements that provide benefits to key management employees, including our named executive officers, if they experience specified termination or change-in-control events.

We believe that reasonable severance and change-in-control protections for our named executive officers are necessary in order for us to attract and retain qualified executives. We have defined the events that would trigger payments in a manner that we believe is reasonable and consistent with current market practices. For example, the definition of “good reason” in our severance and change-in-control arrangements is intended to be limited to true circumstances of constructive discharge and includes notice and opportunity-to-cure provisions, so that severance rights are not triggered inadvertently. In addition, the rights in our change-in-control arrangements are “double trigger” — meaning that in order for change-in-control benefits to be payable, there must occur both a change in control and an affirmative action by us or our successor to terminate (or constructively terminate) an executive’s employment. Our change-in-control arrangements also do not provide for excise tax gross-ups. Finally, any payments under our severance plan are conditioned on the executive’s execution of a release of claims and agreement to abide by specific non-compete, non-solicit, confidentiality and other obligations set forth in the plan.

We periodically review the necessity and design of our executive severance and change-in-control arrangements. As our needs, the regulatory framework and market practices evolve, we will consider whether changes to our policies are appropriate.

Compensation of the Named Executive Officers

In determining total compensation for our named executive officers for 2010, we evaluated the financial and operational performance of the Company and considered each executive’s contributions to that performance. For a discussion of the Company’s 2010 performance, see “Overview — 2010 Performance and Compensation” above.

Base Salary

The Compensation Committee (and the independent directors, in the case of the CEO) approved 2010 base salaries for the named executive officers in February 2010. Base salaries for Ms. Hook and Messrs. Ganek, Lalljie and Arnold were increased based on market competitiveness (median to 75th percentile). The independent directors approved an additional increase (to $540,000) for Ms. Hook effective October 15, 2010, the date of her appointment as CEO. The following table sets forth the 2010 base salaries for the named executive officers:

	2010 Salary	% Increase in Salary
Name	(Effective 2/27/10)	2010 vs. 2009

Lisa Hook	$455,000 *	5%
Jeffrey Ganek	$600,000	7%
Paul Lalljie	$375,000	15%
John Dziak	$320,000	—
Steven Edwards	$300,000	—
Douglas Arnold	$270,000	10%

*	As discussed above, the independent directors increased Ms. Hook’s salary to $540,000 in October 2010.

Cash Incentive Compensation

In early 2010, the Compensation Committee set performance goals and targets under our annual cash incentive plan for 2010. For the named executive officers, the Committee determined to base a significant portion of awards (100% for Mr. Ganek, 90% for Ms. Hook, 80% for Messrs. Lalljie and Arnold, 50% for Mr. Dziak, and 20% for Mr. Edwards) on the Company’s achievement of established goals relating to 2010 revenue and EBITDA. For Mr. Edwards, the Committee also placed substantial weight (60%) on the achievement of Carrier Services group revenue targets. The remaining portion, if any, would be based on individual achievement. The Committee elected to use Company revenue and EBITDA as performance measures for 2010 because we believe these measures focus our executives on profitable growth that is expected to lead to enhanced stockholder value.

The Compensation Committee (and the independent directors, in the case of the CEO) agreed to use the following target cash incentive opportunities, presented as a percentage of base salary, for executive awards in 2010. Actual payouts could vary from 0% to 200% of target, depending on Company, group and individual performance as determined by the Committee.

2010 Target
Name	(% of Salary)

Lisa Hook	100%
Jeffrey Ganek	100%
Paul Lalljie	70%
John Dziak	60%
Steven Edwards	60%
Douglas Arnold	50%

In early 2011, the Compensation Committee reviewed the Company’s 2010 financial results and evaluated the extent to which business objectives for the year were met. The Committee noted that the Company had achieved 2010 revenue of $526.8 million, versus target revenue of $528.0 million, and 2010 EBITDA of $215.7 million, reconciled from our audited financial statements as follows:

(In thousands)

Net income	$106,209
Add: Depreciation and amortization	40,167
Add: Other expense (income)	586
Add: Provision for income taxes	68,726

EBITDA	$215,688

The Committee then considered the impact of unusual events that occurred in 2010, including charges for restructuring and severance related to the management transition, a non-cash charge for the impairment of long-lived assets, and acquisition-related costs. After adjusting for these events, the Committee determined that the Company had exceeded its EBITDA target of $230.3 million. Taking this into account, the Committee determined to set the Company portion of 2010 awards at 98.5% of target, reflecting full funding for EBITDA achievement (as adjusted) but a reduction for the shortfall in revenue.

Next, the Compensation Committee reviewed the performance of each named executive officer to determine individual payouts. In evaluating individual performance, the Committee focused on each executive’s contributions in furthering our strategic objectives through both organic and inorganic growth opportunities. Finally, for Mr. Edwards, the Committee reviewed the achievement of Carrier Services group revenue targets for 2010. These targets reflect our internal, confidential business plan, the disclosure of which we believe would result in competitive harm to us. The targets required a very high level of performance by Mr. Edwards and his group.

Following its review, the Committee (and the independent directors, in the case of Ms. Hook) determined to pay the following amounts to the continuing named executive officers for 2010, reflecting a 98.5% payout on the Company portion of awards and calculated group and individual payouts based on the factors described above.

		Calculated Award
Name	Calculated Award	as % of Target

Lisa Hook	$550,000	102%
Paul Lalljie	$284,445	108%
Steven Edwards	$174,456	97%
Douglas Arnold	$146,286	108%

For Messrs. Lalljie, Edwards and Arnold, the Committee then determined to increase individual payouts by $75,000, $50,000 and $75,000, respectively, in recognition of these executives’ outstanding performance through the 2010 management transition. Including these amounts, the total incentive awards paid to the continuing named executive officers for 2010 were as follows:

Name	2010 Award

Lisa Hook	$550,000
Paul Lalljie	$359,445
Steven Edwards	$224,456
Douglas Arnold	$221,286

As discussed under “Severance Arrangements” below, Messrs. Ganek and Dziak also received cash incentive awards for 2010 in accordance with the Company’s Key Employee Severance Pay Plan and their individual status change agreements. These awards were based on Company revenue and EBITDA achievement (described above) and, in the case of Mr. Dziak, individual contributions in the areas of strategy and business development. Mr. Ganek received an award of $591,000 (98.5% of target), and Mr. Dziak received an award of $184,416 (96% of target).

Equity Compensation

In 2010, the Compensation Committee granted a combination of stock options, performance share units and restricted stock to our named executive officers. This combination reflected a balancing of several of our compensation objectives, including motivating performance, aligning the interests of our executives and stockholders, and retaining key executives.

For each of the named executive officers, roughly half of the 2010 equity compensation award value was delivered in stock options, one-quarter was delivered in performance share units, and one-quarter was delivered in restricted stock. This weighting provides a dual focus for our executives on both stockholder value creation and long-term operating performance. We added restricted stock as an element of our annual equity compensation program in 2010, both to improve retention value and to align our program more closely with competitive practice. Even with this change, however, our program maintained a stronger performance orientation than peer average in 2010.

The named executive officers’ 2010 stock options and restricted stock vest over four years, and their performance share units vest on January 1, 2013 based upon the achievement of 2010-2011 Company cumulative revenue and EBITDA goals set by the Compensation Committee at the time of grant. The Committee elected to use cumulative revenue and EBITDA for goals because these measures focus our executives on profitable growth that is expected to enhance stockholder value. As in 2009, we used a two-year performance period (with one additional year of vesting) for performance share units in 2010. The 2010 performance share unit goals reflect our internal, confidential business plan (the disclosure of which we believe would result in competitive harm to us) and require a high level of financial performance. All 2010 equity awards are reflected in the 2010 Grants of Plan-Based Awards table on page 30.

Over the longer term, actual equity compensation for our executives has been lower than reported target (grant date) values. Although the performance share units granted to our executives in 2009 will pay out above target, our executives received no payout on the performance share units granted to them in 2007 and 2008, due primarily to the January 2009 renegotiation of our contracts to provide number portability administration services in the United States. The 2009 performance share units are scheduled to vest on January 1, 2012 at 133% of target based on 2009-2010 Company cumulative revenue of $1,007.2 million and cumulative EBITDA of $421.3 million, versus target revenue of $1,008.0 million and target EBITDA of $404.0 million. The 2008 performance share units paid out at 0% of target based on 2008-2010 Company cumulative revenue of $1,496.0 million and cumulative EBITDA of

$531.0 million, versus target revenue of $1,881.0 million and target EBITDA of $772.0 million. EBITDA achievement for 2008, 2009 and 2010 was calculated from our audited financial statements as set forth below.

	2008	2009	2010
	(In thousands)	(In thousands)	(In thousands)

Net income	$4,294	$101,141	$106,209
Add: Depreciation and amortization	40,582	38,040	40,167
Add: Other expense (income)	3,125	(1,448)	586
Add: Provision for income taxes	61,687	67,865	68,726

EBITDA	$109,688	$205,598	$215,688

Severance Arrangements

Jeffrey Ganek

Our Board appointed Ms. Hook to succeed Mr. Ganek as CEO on October 15, 2010, and Mr. Ganek stepped down as Chairman of the Board shortly thereafter. In connection with these events, the Company entered into a Status Change Agreement and a Consulting Services Agreement with Mr. Ganek on November 15, 2010.

Under the Status Change Agreement, Mr. Ganek remained as an employee of the Company until December 31, 2010, after which he became an advisor to the Board and Ms. Hook. The Company provided Mr. Ganek with the following severance benefits under our Key Employee Severance Pay Plan, as modified by an earlier agreement between the Company and Mr. Ganek: (i) 250 percent of Mr. Ganek’s base salary ($1,500,000 total), payable over 18 months; (ii) a cash incentive award for 2010, based on actual results; and (iii) reimbursement for up to 18 months of COBRA continuation coverage under the Company’s medical plan. The Company also agreed to pay Mr. Ganek the difference between his actual incentive award for 2010 and his target award ($600,000). In accordance with this provision, the Company paid Mr. Ganek $9,000 in March 2011. Finally, the Company paid $60,000 in fees for services provided by Mr. Ganek’s attorneys in connection with his status change.

During Mr. Ganek’s consulting term, which will extend through January 1, 2012, Mr. Ganek will be paid $500 per hour, plus reasonable expenses, for his services and will work up to eight hours per week. Mr. Ganek’s outstanding equity awards (other than his 2010 performance share units, which were canceled) will continue to vest, be exercisable or be forfeited during the consulting term in accordance with their terms.

In exchange for the benefits described above, Mr. Ganek agreed to an extension of his existing Agreement Respecting Noncompetition, Nonsolicitation and Confidentiality with the Company. Under that agreement, as extended, Mr. Ganek will not compete with the Company or solicit Company employees or customers prior to June 30, 2013. In addition, until June 30, 2013, Mr. Ganek will be subject to a standstill arrangement that limits his ability to acquire Neustar stock or seek control of the Company.

John Dziak

Mr. Dziak’s employment with the Company ended on December 31, 2010, after which he became a consultant to the Company. In connection with these events, the Company entered into a Status Change Agreement and a Consulting Services Agreement with Mr. Dziak on December 15, 2010.

Under the Status Change Agreement, the Company provided Mr. Dziak with the following severance benefits in accordance with our Key Employee Severance Pay Plan: (i) 100 percent of Mr. Dziak’s base salary ($320,000), payable over 12 months; (ii) a cash incentive award for 2010, based on actual results; and (iii) reimbursement for up to 12 months of COBRA continuation coverage under the Company’s medical plan. Mr. Dziak also received an additional payment equal to six months’ base salary ($160,000), and the Company paid $10,000 in fees for services provided by Mr. Dziak’s attorneys in connection with his status change. During Mr. Dziak’s consulting term, which ended on March 31, 2011, Mr. Dziak was paid $280 per hour for his services, and his outstanding equity awards continued to vest.

Mr. Dziak is also subject to an Agreement Respecting Noncompetition, Nonsolicitation and Confidentiality with the Company, under which he will not compete with the Company or solicit Company employees or customers prior to June 30, 2012.

Other Compensation

Other benefits provided to the named executive officers for 2010 include Company contributions to 401(k) plan accounts, which are available to all of our employees, and travel and temporary living expenses for Mr. Edwards, who commutes to our headquarters from his home in another state. These benefits constituted only a small portion of each executive’s total compensation for 2010.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limit of $1 million on the amount that a public company may deduct for compensation paid to the company’s CEO and to each of the company’s other covered officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if performance meets pre-established, objective goals based on criteria approved by stockholders). For 2010, the grants of stock options and performance share units to our named executive officers were designed to satisfy the requirements for deductible compensation under Section 162(m). In addition, the payments described under “Compensation of the Named Executive Officers — Cash Incentive Compensation” above were subject to a threshold performance measure designed to satisfy the requirements for deductible compensation under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion & Analysis set forth above and has discussed that Analysis with management. Based on its review and discussion with management, the Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s 2011 proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for 2010. This report is provided by the following independent directors, who compose the Committee:

Joel P. Friedman (Chair)
Gareth Chang
Ross K. Ireland
Dr. Kenneth A. Pickar

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the Compensation Committee Report by reference therein.

COMPENSATION RISK

Our compensation programs are designed with a balance of risk and reward in relation to the Company’s overall business strategy. Among the program attributes that discourage inappropriate risk-taking are:

•	the balance between annual and long-term compensation, including that a significant portion of target compensation is delivered in the form of equity incentives that vest over several years;

•	the Compensation Committee’s ability to modify annual cash incentives to reflect the quality of earnings, individual performance, and other factors that it believes should influence compensation;

•	the equity program’s focus on longer-term operating performance as well as stock price appreciation;

•	our compensation recovery (clawback) provisions, which serve as a deterrent to activities that could harm the Company;

•	our policy against short-term or speculative transactions in Company securities; and

•	our stock ownership guidelines, which encourage a longer-term perspective and align the interests of executives with other stockholders.

EXECUTIVE COMPENSATION TABLES AND DISCUSSION

Summary Compensation Table

The following table sets forth all compensation paid by us, for the period shown, to our principal executive officer, our former principal executive officer, our principal financial officer, and our three most highly compensated executive officers other than our principal executive officer and principal financial officer who were serving as executive officers at the end of 2010. We refer to these individuals as the “named executive officers” elsewhere in this proxy statement.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(1)	Compensation(4)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Lisa Hook	2010	470,041	—	638,960	665,775	550,000	13,150	2,337,926
President and Chief	2009	435,000	—	630,990	524,432	775,990	13,150	2,379,562
Executive Officer(5)	2008	418,269	—	1,055,200	1,611,350	305,588	10,789	3,401,196
Jeffrey Ganek	2010	593,848	—	1,437,660	1,501,020	591,000	1,608,330	5,731,858
Former Chairman and	2009	560,606	—	1,422,036	1,182,016	1,024,545	10,343	4,199,546
Chief Executive Officer(6)	2008	560,606	—	1,295,258	1,067,846	322,349	12,350	3,258,409
Paul Lalljie	2010	367,192	75,000	456,628	477,018	284,445	13,150	1,673,433
SVP and Chief Financial Officer(7)	2009	313,014	104,384	530,480	118,650	254,896	13,002	1,334,426
John Dziak	2010	320,000	—	213,595	223,700	184,416	512,753	1,454,464
Former SVP and Chief Strategy Officer(8)	2009	258,461	—	154,240	500,500	231,680	—	1,144,881
Steven Edwards	2010	300,000	50,000	272,927	285,839	174,456	60,158	1,138,780
SVP, Carrier Services
and CSNA Sales(9)
Douglas Arnold	2010	266,096	75,000	272,927	285,839	146,286	12,250	1,058,398
SVP, Human	2009	245,000	—	258,552	214,328	276,880	12,250	1,007,010
Resources(10)	2008	245,000	15,000	226,868	188,136	96,469	11,500	782,973

(1)	Reported amounts (a) include amounts earned with respect to performance in the year shown but paid in the following year, and (b) exclude amounts earned with respect to performance in the previous year but paid in the year shown.

(2)	This column represents the aggregate grant date fair value of restricted stock and performance share units granted to the named executive officers in the year shown, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC, Topic Compensation — Stock Compensation. For information about the assumptions and underlying calculations upon which we base grant date fair value, see Note 14 to the Neustar audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC. These amounts may not correspond to the actual value that will be recognized by the named executive officers.

(3)	This column represents the aggregate grant date fair value of stock options granted to the named executive officers in the year shown, computed in accordance with FASB ASC Topic Compensation — Stock Compensation. For information about the assumptions and underlying calculations upon which we base grant date fair value, see Note 14 to the Neustar audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC. These amounts may not correspond to the actual value that will be recognized by the named executive officers.

(4)	See the All Other Compensation table below.

(5)	Ms. Hook was appointed as CEO in October 2010. Consistent with FASB ASC Topic Compensation — Stock Compensation, the grant date fair value of Ms. Hook’s performance share units was computed based on target performance. If maximum performance had been used, the grant date fair value of the units awarded to Ms. Hook in 2010 would have been $479,220.

(6)	Mr. Ganek was replaced as CEO in October 2010 and left the Company at the end of 2010. Consistent with FASB ASC Topic Compensation — Stock Compensation, the grant date fair value of Mr. Ganek’s performance share units was computed based on target performance. If maximum performance had been used, the grant date fair value of the units awarded to Mr. Ganek in 2010 would have been $1,078,245.

(7)	Mr. Lalljie was appointed as Interim CFO in January 2009 and as CFO in June 2009. Consistent with FASB ASC Topic Compensation — Stock Compensation, the grant date fair value of Mr. Lalljie’s performance share units was computed based on target performance. If maximum performance had been used, the grant date fair value of the units awarded to Mr. Lalljie in 2010 would have been $342,460.

(8)	Mr. Dziak joined the Company in March 2009 and left the Company at the end of 2010. Consistent with FASB ASC Topic Compensation — Stock Compensation, the grant date fair value of Mr. Dziak’s performance share units was computed based on target performance. If maximum performance had been used, the grant date fair value of the units awarded to Mr. Dziak in 2010 would have been $160,196.

(9)	Consistent with FASB ASC Topic Compensation — Stock Compensation, the grant date fair value of Mr. Edwards’ performance share units was computed based on target performance. If maximum performance had been used, the grant date fair value of the units awarded to Mr. Edwards in 2010 would have been $204,695.

(10)	Consistent with FASB ASC Topic Compensation — Stock Compensation, the grant date fair value of Mr. Arnold’s performance share units was computed based on target performance. If maximum performance had been used, the grant date fair value of the units awarded to Mr. Arnold in 2010 would have been $204,695.

All Other Compensation

The following table describes the components of All Other Compensation in the Summary Compensation Table for each named executive officer for 2010.

	Company
	Contributions to	Accrued
	Individual’s	Termination
	401(k) Account	Benefits		Other Benefits(1)		Total
Name	($)	($)		($)		($)

Lisa Hook	13,150	—		—		13,150
Jeffrey Ganek	12,412	1,595,918	(2)	—		1,608,330
Paul Lalljie	13,150	—		—		13,150
John Dziak	4,808	507,945	(3)	—		512,753
Steven Edwards	11,131	—		49,027	(4)	60,158
Douglas Arnold	12,250	—		—		12,250

(1)	This column includes the total value of other benefits (including perquisites and personal benefits) paid to each named executive officer. To the extent that the total value of perquisites and other personal benefits was less than $10,000, the value of such benefits has been omitted in accordance with SEC rules.

(2)	Accrued termination benefits for Mr. Ganek are composed of severance ($1,509,000), reimbursement for 18 months of COBRA continuation coverage ($26,918), and attorney fees ($60,000). These benefits are described in more detail under “Compensation Discussion & Analysis — Compensation of the Named Executive Officers — Severance Arrangements” above.

(3)	Accrued termination benefits for Mr. Dziak are composed of severance ($480,000), reimbursement for 12 months of COBRA continuation coverage ($17,945), and attorney fees ($10,000). These benefits are described in more detail under “Compensation Discussion & Analysis — Compensation of the Named Executive Officers — Severance Arrangements” above.

(4)	Other benefits for Mr. Edwards are composed of travel ($20,073) and temporary living expenses ($28,954) relating to Mr. Edwards’ commute to our corporate headquarters. The Company did not reimburse Mr. Edwards for taxes associated with these benefits.

2010 Grants of Plan-Based Awards

The following table provides information regarding each plan-based award granted to a named executive officer in the last fiscal year. All non-equity incentive plan awards were granted pursuant to the Neustar, Inc. Performance Achievement Reward Plan. All equity awards were granted pursuant to the Neustar, Inc. 2009 Stock Incentive Plan.

					Estimated Future						Grant
		Estimated Possible Payouts			Payouts						Date Fair
		Under Non-Equity			Under Equity					Exercise	Value of
		Incentive Plan Awards(1)			Incentive Plan Awards(2)			All Other	All Other	Price of	Stock and
		Thres-		Maxi-	Thres-		Maxi-	Stock	Option	Option	Option
	Grant	hold	Target	mum	hold	Target	mum	Awards	Awards	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Lisa Hook	—	—	540,000	1,080,000	—	—	—	—	—	—	—
	2/23/10	—	—	—	7,000	14,000	21,000	—	—	—	319,480
	2/23/10	—	—	—	—	—	—	14,000	—	—	319,480
	2/23/10	—	—	—	—	—	—	—	82,500	22.82	665,775
Jeffrey Ganek	—	—	600,000	1,200,000	—	—	—	—	—	—	—
	2/23/10	—	—	—	15,750	31,500	47,250	—	—	—	718,830
	2/23/10	—	—	—	—	—	—	31,500	—	—	718,830
	2/23/10	—	—	—	—	—	—	—	186,000	22.82	1,501,020
Paul Lalljie	—	—	262,500	525,000	—	—	—	—	—	—	—
	2/23/10	—	—	—	5,002	10,005	15,007	—	—	—	228,314
	2/23/10	—	—	—	—	—	—	10,005	—	—	228,314
	2/23/10	—	—	—	—	—	—	—	59,110	22.82	477,018
John Dziak	—	—	192,000	384,000	—	—	—	—	—	—	—
	2/23/10	—	—	—	2,340	4,680	7,020	—	—	—	106,798
	2/23/10	—	—	—	—	—	—	4,680	—	—	106,798
	2/23/10	—	—	—	—	—	—	—	27,720	22.82	223,700
Steven Edwards	—	—	180,000	360,000	—	—	—	—	—	—	—
	2/23/10	—	—	—	2,990	5,980	8,970	—	—	—	136,464
	2/23/10	—	—	—	—	—	—	5,980	—	—	136,464
	2/23/10	—	—	—	—	—	—	—	35,420	22.82	285,839
Douglas Arnold	—	—	135,000	270,000	—	—	—	—	—	—	—
	2/23/10	—	—	—	2,990	5,980	8,970	—	—	—	136,464
	2/23/10	—	—	—	—	—	—	5,980	—	—	136,464
	2/23/10	—	—	—	—	—	—	—	35,420	22.82	285,839

(1)	These columns show the amounts that each named executive officer could have received under the Performance Achievement Reward Plan for 2010 if various levels of performance had been achieved. Amounts are based on executive salaries as of December 31, 2010. Each executive’s actual payout for 2010 is set forth in the Summary Compensation Table above.

(2)	These columns show the number of shares that each named executive officer (other than Messrs. Ganek and Dziak) could receive under the performance share unit awards granted in 2010 if various levels of performance are achieved. For Messrs. Ganek and Dziak, these columns show the number of shares that could have been received under the performance share unit awards granted in 2010 had these awards not been canceled in connection with termination of employment/consulting. The vesting of the performance share units is described under “Notes to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table” below.

Notes to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table

As discussed under “Compensation Discussion & Analysis” above, the Compensation Committee considers numerous factors, including individual and Company performance, position and level of responsibility, market data, and the recommendations of our CEO, in determining each executive’s salary, performance-based cash award, equity awards and other compensation.

In 2010, with the exception of Mr. Ganek, the base salaries of the named executive officers constituted approximately one-fifth to one-fourth of their total compensation, with the remaining compensation composed principally of performance-based cash and equity awards (and in the case of Mr. Dziak, payments pursuant to a status change agreement). Mr. Ganek’s base salary constituted approximately one-tenth of his total compensation for 2010, with the remaining compensation composed principally of performance-based cash, equity awards and payments pursuant to a status change agreement. The status change agreements with Messrs. Ganek and Dziak are described under “Compensation Discussion & Analysis — Compensation of the Named Executive Officers — Severance Arrangements” above.

The performance-based cash awards in the Summary Compensation Table were approved by our Compensation Committee (and in the case of Ms. Hook, by the independent directors) in February 2011 pursuant to the Neustar, Inc. Performance Achievement Reward Plan. The Compensation Committee established the performance goals applicable to these awards in early 2010. Our Performance Achievement Reward Plan goals and payments are discussed in more detail under “Compensation Discussion & Analysis — Elements Used to Achieve Compensation Objectives” and “Compensation Discussion & Analysis — Compensation of the Named Executive Officers” above.

The stock option, restricted stock and performance share unit awards in the 2010 Grants of Plan-Based Awards table were granted by the Compensation Committee under the Neustar, Inc. 2009 Stock Incentive Plan. Additional details regarding equity grants made in 2010 are set forth below.

Stock options.  Stock options granted in 2010 have a seven-year maximum term. Twenty-five percent of the options granted to our named executive officers in 2010 vested on February 23, 2011, and the remaining options vest in 36 monthly installments thereafter (subject to continued service). Mr. Dziak’s unvested options were canceled after his consulting arrangement ended on March 31, 2011.

Performance share units.  All of the performance share units granted to the named executive officers (other than Messrs. Ganek and Dziak) in 2010 vest on January 1, 2013 based on, and subject to, the achievement of Company cumulative revenue and EBITDA goals set by the Compensation Committee in February 2010. Mr. Ganek’s 2010 performance share units were canceled on December 31, 2010 in connection with his termination of employment. Mr. Dziak’s 2010 performance share units were canceled after his consulting arrangement ended on March 31, 2011.

Holders of performance share units may receive dividend equivalents, subject to the same restrictions and risk of forfeiture as the underlying performance share units. We did not pay any dividend equivalents in 2010.

Restricted shares.  Twenty-five percent of the restricted shares granted to our named executive officers in 2010 vested on February 23, 2011, and the remaining shares vest in three annual installments thereafter (subject to continued service). Mr. Dziak’s unvested shares were forfeited after his consulting arrangement ended on March 31, 2011.

Holders of restricted shares may receive dividends, subject (in the case of stock dividends) to the same restrictions as the underlying restricted shares. We did not pay any dividends in 2010.

Outstanding Equity Awards at December 31, 2010

The following table provides information regarding unexercised options, unvested stock and equity incentive plan awards outstanding as of December 31, 2010 for each named executive officer.

	Option Awards					Stock Awards
											Equity
									Equity		Incentive
									Incentive		Plan
									Plan		Awards:
									Awards:		Market or
									Number of		Payout
								Market	Unearned		Value of
						Number of		Value of	Shares,		Unearned
	Number of	Number of				Shares or		Shares or	Units or		Shares,
	Securities	Securities				Units of		Units of	Other		Units or
	Underlying	Underlying				Stock		Stock	Rights		Other
	Unexercised	Unexercised		Option		That Have		That Have	That Have		Rights That
	Options	Options		Exercise	Option	Not		Not	Not		Have Not
	(#)	(#)		Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)	(#)		($)

Lisa Hook	134,892	50,108	(1)	26.38	2/22/15	—		—	—		—
	—	—		—	—	—		—	15,000	(2)	390,750
	—	—		—	—	12,500	(3)	325,625	—		—
	41,160	48,640	(4)	15.39	2/23/16	—		—	—		—
	—	—		—	—	54,530	(5)	1,420,507	—		—
	—	82,500	(6)	22.82	2/23/17	—		—	—		—
	—	—		—	—	14,000	(7)	364,700	—		—
	—	—		—	—	—		—	7,000	(8)	182,350
Jeffrey Ganek	38,639	—		4.29	6/6/12	—		—	—		—
	419,999	—		6.43	12/18/13	—		—	—		—
	105,000	—		30.20	2/22/13	—		—	—		—
	77,470	5,160	(9)	32.59	3/1/14	—		—	—		—
	86,838	35,762	(10)	26.38	2/22/15	—		—	—		—
	—	—		—	—	0	(11)	0	—		—
	92,770	109,630	(12)	15.39	2/23/16	—		—	—		—
	—	—		—	—	122,892	(13)	3,201,337	—		—
	—	186,000	(14)	22.82	2/23/17	—		—	—		—
	—	—		—	—	31,500	(15)	820,575	—		—
Paul Lalljie	2,624	—		6.25	6/22/14	—		—	—		—
	3,281	—		22.00	6/28/15	—		—	—		—
	12,500	—		27.85	8/1/15	—		—	—		—
	4,500	—		30.20	2/2/13	—		—	—		—
	4,125	275	(16)	32.59	3/1/14	—		—	—		—
	7,076	2,924	(17)	26.38	2/22/15	—		—	—		—
	—	—		—	—	0(18)		0	—		—
	—	—		—	—	5,501	(19)	143,301	—		—
	—	—		—	—	20,000	(20)	521,000	—		—
	5,622	9,378	(21)	22.44	12/9/16	—		—	—		—
	—	—		—	—	9,310	(22)	242,526	—		—
	—	59,110	(23)	22.82	2/23/17	—		—	—		—
	—	—		—	—	10,005	(24)	260,630	—		—
	—	—		—	—	—		—	5,002	(25)	130,302
John Dziak	30,622	39,378	(26)	19.28	5/8/16	—		—	—		—
	—	—		—	—	6,000	(27)	156,300	—		—
	—	27,720	(28)	22.82	2/23/17	—		—	—		—
	—	—		—	—	4,680	(29)	121,914	—		—
	—	—		—	—	—		—	2,340	(30)	60,957
Steven Edwards	29,172	20,828	(31)	21.06	9/11/18	—		—	—		—
	—	—		—	—	3,500	(32)	91,175	—		—
	16,825	19,875	(33)	15.39	2/23/16	—		—	—		—
	—	—		—	—	22,344	(34)	582,061	—		—
	—	35,420	(35)	22.82	2/23/17	—		—	—		—
	—	—		—	—	5,980	(36)	155,779	—		—
	—	—		—	—	—		—	2,990	(37)	77,890
Douglas Arnold	—	—		—	—	1,000	(38)	26,050	—		—
	32,504	7,496	(39)	34.06	11/5/14	—		—	—		—
	15,300	6,300	(40)	26.38	2/22/15	—		—	—		—
	—	—		—	—	0	(41)	0	—		—
	16,825	19,875	(42)	15.39	2/23/16	—		—	—		—
	—	—		—	—	22,344	(43)	582,061	—		—
	—	35,420	(44)	22.82	2/23/17	—		—	—		—
	—	—		—	—	5,980	(45)	155,779	—		—
	—	—		—	—	—		—	2,990	(46)	77,890

(1)	Options with respect to 3,854 shares vested on each of January 31, February 28 and March 31, 2011. The remaining options will vest in monthly installments on the last day of each calendar month through January 31, 2012.

(2)	Restricted shares did not vest on February 22, 2011 due to below-target achievement of Company stock-price goals.

(3)	6,250 restricted shares vested on January 7, 2011. The remaining shares will vest on January 7, 2012.

(4)	Options with respect to 1,871 shares vested on each of January 31, February 28 and March 31, 2011. The remaining options will vest in monthly installments on the last day of each calendar month through February 28, 2013.

(5)	Performance share units will vest on January 1, 2012 at 133% of target based on achievement of Company cumulative revenue and EBITDA goals.

(6)	Options with respect to 20,625 and 1,716 shares vested on February 23 and March 31, 2011, respectively. The remaining options will vest in monthly installments on the last day of each calendar month through February 28, 2014.

(7)	3,500 restricted shares vested on February 23, 2011. The remaining shares will vest in annual installments on February 23, 2012, 2013 and 2014.

(8)	Performance share units will vest on January 1, 2013 based on, and subject to, the achievement of Company cumulative revenue and EBITDA goals. The number of units reported is based on threshold (minimum) performance, as required by SEC rules, and does not necessarily reflect the actual payout to be received by Ms. Hook.

(9)	Options with respect to 1,722, 1,721 and 1,717 shares vested on January 31, February 28 and March 31, 2011, respectively.

(10)	Options with respect to 2,554 shares vested on each of January 31, February 28 and March 31, 2011. The remaining options will vest in monthly installments on the last day of each calendar month through February 29, 2012 or the end of Mr. Ganek’s consulting service, if earlier.

(11)	Performance share units did not vest on January 1, 2011 due to below-threshold achievement of Company cumulative revenue and EBITDA goals.

(12)	Options with respect to 4,217 shares vested on each of January 31, February 28 and March 31, 2011. The remaining options will vest in monthly installments on the last day of each calendar month through February 28, 2013 or the end of Mr. Ganek’s consulting service, if earlier.

(13)	Performance share units will vest on January 1, 2012 at 133% of target based on achievement of Company cumulative revenue and EBITDA goals.

(14)	Options with respect to 46,500 and 3,869 shares vested on February 23 and March 31, 2011, respectively. The remaining options will vest in monthly installments on the last day of each calendar month through February 28, 2014 or the end of Mr. Ganek’s consulting service, if earlier.

(15)	7,875 restricted shares vested on February 23, 2011. The remaining shares will vest in annual installments on February 23, 2012, 2013 and 2014 if Mr. Ganek continues to serve as a consultant through such dates.

(16)	Options with respect to 92, 92 and 91 shares vested on January 31, February 28 and March 31, 2011, respectively.

(17)	Options with respect to 208 shares vested on each of January 31, February 28 and March 31, 2011, respectively. The remaining options will vest in monthly installments on the last day of each calendar month through February 29, 2012.

(18)	Performance share units did not vest on January 1, 2011 due to below-threshold achievement of Company cumulative revenue and EBITDA goals.

(19)	Restricted shares will vest on May 12, 2011.

(20)	Restricted shares will vest on January 1, 2012.

(21)	Options with respect to 312 shares vested on each of January 31, February 28 and March 31, 2011. The remaining options will vest in monthly installments on the last day of each calendar month through June 30, 2013.

(22)	Performance share units will vest on January 1, 2012 at 133% of target based on achievement of Company cumulative revenue and EBITDA goals.

(23)	Options with respect to 14,778 and 1,230 shares vested on February 23 and March 31, 2011, respectively. The remaining options will vest in monthly installments on the last day of each calendar month through February 28, 2014.

(24)	2,502 restricted shares vested on February 23, 2011. The remaining shares will vest in annual installments on February 23, 2012, 2013 and 2014.

(25)	Performance share units will vest on January 1, 2013 based on, and subject to, the achievement of Company cumulative revenue and EBITDA goals. The number of units reported is based on threshold (minimum) performance, as required by SEC rules, and does not necessarily reflect the actual payout to be received by Mr. Lalljie.

(26)	Options with respect to 1,458 shares vested on each of January 31, February 28 and March 31, 2011. The remaining unvested options were canceled after Mr. Dziak’s consulting arrangement ended on March 31, 2011.

(27)	2,000 restricted shares vested on March 2, 2011. The remaining shares were forfeited after Mr. Dziak’s consulting arrangement ended on March 31, 2011.

(28)	Options with respect to 6,930 and 577 shares vested on February 23 and March 31, 2011, respectively. The remaining unvested options were canceled after Mr. Dziak’s consulting arrangement ended on March 31, 2011.

(29)	1,170 restricted shares vested on February 23, 2011. The remaining shares were forfeited after Mr. Dziak’s consulting arrangement ended on March 31, 2011.

(30)	Performance share units were canceled after Mr. Dziak’s consulting arrangement ended on March 31, 2011. The number of units reported is based on threshold (minimum) performance, as required by SEC rules.

(31)	Options with respect to 1,042 shares vested on each of January 31, February 28 and March 31, 2011. The remaining options will vest in monthly installments on the last day of each calendar month through August 31, 2012.

(32)	1,750 restricted shares will vest on each of August 25, 2011 and August 25, 2012.

(33)	Options with respect to 765 shares vested on each of January 31, February 28 and March 31, 2011. The remaining options will vest in monthly installments on the last day of each calendar month through February 28, 2013.

(34)	Performance share units will vest on January 1, 2012 at 133% of target based on achievement of Company cumulative revenue and EBITDA goals.

(35)	Options with respect to 8,855 and 737 shares vested on February 23 and March 31, 2011, respectively. The remaining options will vest in monthly installments on the last day of each calendar month through February 28, 2014.

(36)	1,495 restricted shares vested on February 23, 2011. The remaining shares will vest in annual installments on February 23, 2012, 2013 and 2014.

(37)	Performance share units will vest on January 1, 2013 based on, and subject to, the achievement of Company cumulative revenue and EBITDA goals. The number of units reported is based on threshold (minimum) performance, as required by SEC rules, and does not necessarily reflect the actual payout to be received by Mr. Edwards.

(38)	Restricted shares will vest on September 4, 2011.

(39)	Options with respect to 834, 833 and 834 shares vested on January 31, February 28 and March 31, 2011, respectively. The remaining options will vest in monthly installments on the last day of each calendar month through September 30, 2011.

(40)	Options with respect to 450 shares vested on each of January 31, February 28 and March 31, 2011, respectively. The remaining options will vest in monthly installments on the last day of each calendar month through February 29, 2012.

(41)	Performance share units did not vest on January 1, 2011 due to below-threshold achievement of Company cumulative revenue and EBITDA goals.

(42)	Options with respect to 765 shares vested on each of January 31, February 28 and March 31, 2011. The remaining options will vest in monthly installments on the last day of each calendar month through February 28, 2013.

(43)	Performance share units will vest on January 1, 2012 at 133% of target based on achievement of Company cumulative revenue and EBITDA goals.

(44)	Options with respect to 8,855 and 737 shares vested on February 23 and March 31, 2011, respectively. The remaining options will vest in monthly installments on the last day of each calendar month through February 28, 2014.

(45)	1,495 restricted shares vested on February 23, 2011. The remaining shares will vest in annual installments on February 23, 2012, 2013 and 2014.

(46)	Performance share units will vest on January 1, 2013 based on, and subject to, the achievement of Company cumulative revenue and EBITDA goals. The number of units reported is based on threshold (minimum) performance, as required by SEC rules, and does not necessarily reflect the actual payout to be received by Mr. Arnold.

2010 Option Exercises and Stock Vested

The following table provides information regarding option exercises and stock vested during the last fiscal year for each named executive officer.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized	Acquired on	Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)

Lisa Hook	—	—	6,250	147,250
Jeffrey Ganek	72,659	1,851,590	700	16,079
Paul Lalljie	—	—	165	3,790
John Dziak	—	—	2,000	48,020
Steven Edwards	—	—	1,750	38,973
Douglas Arnold	—	—	1,000	23,560

2010 Nonqualified Deferred Compensation

The Neustar, Inc. Deferred Compensation Plan, which was adopted in 2008, permits employees at the vice president level and above, including the named executive officers, to defer certain elements of compensation in order to delay taxation on such amounts. The following table provides information about Mr. Ganek’s and Mr. Arnold’s participation in this plan. None of our other named executive officers participated in this plan in 2010.

	Executive	Registrant		Aggregate
	Contributions	Contributions	Aggregate Earnings	Withdrawals/	Aggregate Balance
	in Last FY(1)	in Last FY	in Last FY(2)	Distributions	at Last FYE
Name	($)	($)	($)	($)	($)

Lisa Hook	—	—	—	—	—
Jeffrey Ganek	1,366,409	—	354,473	—	2,913,178 (3)
Paul Lalljie	—	—	—	—	—
John Dziak	—	—	—	—	—
Steven Edwards	—	—	—	—	—
Douglas Arnold	41,532	—	6,958	—	70,399 (4)

(1)	All of the reported contributions have been included as 2010 compensation in the Summary Compensation Table.

(2)	The reported earnings have not been included as compensation in the Summary Compensation Table.

(3)	The aggregate balance includes contributions of $194,056 and $710,568 reported as 2008 and 2009 compensation, respectively, in the Summary Compensation Table.

(4)	The aggregate balance includes contributions of $16,720 reported as 2009 compensation in the Summary Compensation Table.

The Deferred Compensation Plan permits deferral of up to 75% of base salary and up to 90% of annual cash incentive awards and bonuses. We may elect to provide matching contributions to the extent that deferrals under the plan have the effect of reducing a participant’s 401(k) compensation (and thus the matching contribution offered to all employees under our 401(k) plan), although we have not done so to date.

Amounts deferred or matched under the plan are credited with investment earnings based on the performance of investment options selected by the participants. Available investment options represent a range of asset classes, including cash, bond, value, index and growth funds. Participants may change their investment elections at any time. In general, deferrals and earnings are distributed to participants either at a specific date prior to retirement or termination of employment or at retirement or termination, as designated by the participant. Participants also may designate the form (lump sum or installments) of their distributions.

Potential Payments upon Termination or Change in Control

2010 Key Employee Severance Pay Plan

The Neustar, Inc. 2010 Key Employee Severance Pay Plan provides severance benefits for key management employees, including the named executive officers, if they are involuntarily terminated from employment without cause, if they terminate their employment for good reason, or if there is a closure, discontinuance of operations, sale of assets or other corporate event, provided they are not offered comparable employment with our successor or an affiliate. Under the plan, “cause” generally means the employee’s insubordination, dishonesty, fraud, moral turpitude, willful misconduct, or willful failure or refusal to attempt to perform his or her duties or responsibilities. “Good reason” generally means any of the following events occurring solely within two years after a change in control or other qualifying corporate transaction and the Company’s or a successor company’s failure to cure such event within 30 days of receiving notice from the employee: (i) a material reduction in base salary, except pursuant to a policy generally applicable to senior management resulting in a reduction of 10% or less; (ii) the successor company’s material failure to provide employee benefits that are substantially comparable to those provided prior to the change in control; (iii) the successor company requiring the employee to be based at an office location that is more than 50 miles further from the employee’s office location prior to the change in control; or (iv) a material breach by the successor company of its obligations under the plan. Qualifying “corporate transactions” include a merger or consolidation where the Company’s stockholders prior to the transaction do not own a majority of the shares of the surviving company in approximately the same proportion as before the transaction, the replacement of a majority of our Board of Directors, the sale of all or substantially all of our assets, the liquidation or dissolution of the Company, or the acquisition of a majority of our outstanding stock.

If triggered, the plan entitles the named executive officers to benefits equal to one year’s salary (18 months’ salary for the CEO); a pro-rata bonus, based on actual results, for the year of termination; and reimbursement of the premium for continuation coverage under our medical plan. In the event of a termination following a change in control or other qualifying corporate transaction, the officers will also be entitled to an amount equal to the average annual incentive bonus received (or to be received) with respect to the three full calendar years preceding termination (or for the CEO, 150% of this amount). An officer who has served in his or her current position for fewer than three full calendar years will be entitled to an amount based on bonuses received for those years in that position (or, if the officer has served in the position for less than one year, an amount based on target bonus).

All severance plan benefits are contingent on the employee signing a release of all claims and acknowledging his or her obligations under the plan, including obligations not to disclose our confidential information or to compete with or disparage Neustar or interfere with our business during the 18-month period following termination. The Compensation Committee may, in its sole discretion, cause Neustar to pay severance benefits at the same rate for an additional period as consideration for an extension of the employee’s obligations under the plan. An employee will not be eligible for benefits under the plan if he or she violates these obligations.

The severance benefits provided for by the plan are paid in installments without interest over a one-year period (or an 18-month period for the CEO) through our normal payroll processes. An employee is not eligible for a severance benefit under the plan if the employee is entitled, pursuant to any agreement providing cash benefits, to cash severance in an amount in excess of the severance benefit upon termination of employment. In addition, the benefit to be provided under the plan shall be reduced dollar-for-dollar (but not below zero) by the benefits required to be paid under federal, state or local law or under any other plan, program or arrangement. The Board may amend or terminate the plan at any time after 90 days’ notice to the covered employees, provided that an amendment or termination may not adversely affect the severance benefits to which any employee is entitled if such employee’s termination occurred prior to the date of the amendment or termination. Moreover, no amendment or termination that reduces the rights of a covered employee will be effective for one year following a change in control or other qualifying corporate transaction.

Equity Award Agreements

Under our long-term incentive compensation plans and the named executive officers’ option agreements, if we experience a change in control or other qualifying corporate transaction, all of the options will vest in full, unless the options are assumed or continued by the surviving company, or unless the surviving company substitutes the options with substantially equivalent options. If the surviving company assumes or replaces the options, the options will vest and become exercisable if the officer’s employment is terminated within two years of the corporate transaction, unless the officer’s employment is terminated by the surviving company for cause or by the officer without good reason (except that Mr. Lalljie’s non-executive agreements do not include good-reason protection).

Under the named executive officers’ restricted stock agreements, if we experience a change in control or other qualifying corporate transaction and a portion of the restricted stock remains unvested following the corporate transaction, the restricted stock will vest in full if the officer’s employment is terminated within two years of the corporate transaction, unless the officer’s employment is terminated by the surviving company for cause or by the officer without good reason (Mr. Lalljie’s non-executive agreements do not include good-reason protection).

Under the named executive officers’ performance award agreements, if an officer becomes disabled or dies prior to the vesting date, the officer or his representative will receive a pro-rata payment as if the target level of performance set forth in the agreement had been attained (or, for 2009 Stock Incentive Plan awards where the performance period has ended prior to the qualifying event, a pro-rata payment based on actual performance). Additionally, if we experience a change in control or other qualifying corporate transaction, the performance share units will be converted without proration into shares of restricted stock that vest on the original vesting date, subject to the officer’s continued service. The number of shares of restricted stock into which the performance share units convert will be determined as set forth in the agreement. The restricted stock will vest in full if the officer’s employment is terminated within two years of the corporate transaction, unless the officer’s employment is terminated by the surviving company for cause or by the officer without good reason.

Our 2009 Stock Incentive Plan generally defines “cause” as an employee’s insubordination, dishonesty, fraud, moral turpitude, willful misconduct, or willful failure or refusal to attempt to perform his or her duties or responsibilities for any reason other than illness or incapacity. Under the 2005 Stock Incentive Plan, “cause” generally means an employee’s insubordination, dishonesty, fraud, incompetence, moral turpitude, willful misconduct, refusal to attempt to perform his or her duties or responsibilities, or materially unsatisfactory performance of his or her duties.

For purposes of our equity awards, “good reason” generally means any of the following events and the Company’s or a successor company’s failure to cure such event within 30 days of receiving notice from the employee: (i) a reduction in base salary, except pursuant to a policy generally applicable to senior management resulting in a reduction of 10% or less; (ii) the successor company’s failure to provide employee benefits that are substantially comparable to those provided prior to the change in control; (iii) the successor company requiring the employee to be based at an office location that is more than 50 miles further from the employee’s existing office location; or (iv) a material breach by the successor company of its obligations under the plans. Qualifying corporate transactions include a merger or consolidation where the Company’s stockholders prior to the transaction do not own a majority of the shares of the surviving company in approximately the same proportion as before the transaction, the replacement of a majority of our Board of Directors, the sale of all or substantially all of our assets, the liquidation or dissolution of the Company, or the acquisition of a majority of our outstanding stock.

Under the named executive officers’ agreements relating to option, restricted stock and performance share units granted in 2010, benefits are contingent upon the officer’s compliance with certain prohibitions on disclosure of confidential information and disparagement of Neustar. In addition, the officer must agree not to compete with Neustar or to engage in solicitation during the 18-month period following termination of employment.

Potential Payments as of December 31, 2010

The following tables show the value of the potential payments and benefits our named executive officers (other than Messrs. Ganek and Dziak, who are no longer employed by Neustar) would receive in various scenarios involving a termination of their employment or a change in control or other qualifying corporate transaction, assuming a December 31, 2010 triggering date and, where applicable, using a price per share for our common stock of $26.05 (the closing market price as reported on the New York Stock Exchange for December 31, 2010).

Lisa Hook

								Double-
		Termination		Involuntary				Trigger
Payments		by Employee		Termination		Involuntary		Change in
Upon	Voluntary	for Good		without		Termination		Control
Termination	Termination	Reason		Cause		for Cause	Retirement	Event		Death		Disability

Severance Payments	$0	$0	(1)	$1,386,918	(2)	$0	$0	$2,196,918	(3)	$0		$0
Stock Options	$0	$0		$0		$0	$0	$784,977	(4)	$0		$0
Restricted Stock	$0	$0		$0		$0	$0	$1,081,075	(5)	$0		$0
Performance Share Units	$0	$0		$0		$0	$0	$1,785,207	(6)	$802,210	(7)	$802,210	(7)

Total	$0	$0		$1,386,918		$0	$0	$5,848,177		$802,210		$802,210

(1)	Under the 2010 Key Employee Severance Pay Plan, severance benefits generally are not payable upon a termination for “good reason” absent a change in control. For amounts payable upon termination following a change in control, see Double-Trigger Change in Control Event.

(2)	Represents the amount payable pursuant to the 2010 Key Employee Severance Pay Plan, assuming the Compensation Committee did not elect to extend benefits for an additional period. Includes $26,918 for reimbursement of the premium for 18 months of continuation coverage under our medical plan.

(3)	Represents the amount payable pursuant to the 2010 Key Employee Severance Pay Plan if Ms. Hook were not offered comparable employment with our successor or if she experienced a qualifying termination following the change in control. Includes $26,918 for reimbursement of the premium for 18 months of continuation coverage under our medical plan.

(4)	Reflects the fair market value (less exercise price) of the underlying shares as of December 31, 2010 of all unvested in-the-money options, the vesting of which would accelerate if the options were not assumed, continued or substituted by the surviving company or if Ms. Hook experienced a qualifying termination following the change in control. As of December 31, 2010, the exercise price of Ms. Hook’s unvested options from 2008 exceeded the fair market value of the underlying shares.

(5)	Reflects the fair market value as of December 31, 2010 of all restricted stock, the vesting of which would accelerate if Ms. Hook experienced a qualifying termination following the change in control.

(6)	Reflects the fair market value of the underlying shares as of December 31, 2010 of all performance share units, which would be converted into shares of restricted stock upon a change in control based on actual performance for performance share units granted in 2009 and target performance for performance share units granted in 2010. The vesting of the restricted stock would accelerate if Ms. Hook experienced a qualifying termination following the change in control.

(7)	Represents a pro-rata payment based on target performance.

Jeffrey Ganek

Mr. Ganek’s employment with the Company ended on December 31, 2010. As described under “Compensation Discussion & Analysis — Compensation of the Named Executive Officers — Severance Arrangements” above, the Company provided Mr. Ganek with the following severance benefits: (i) 250 percent of Mr. Ganek’s base salary ($1,500,000), payable over 18 months; (ii) a cash incentive award for 2010, based on actual results ($591,000); (iii) the difference between Mr. Ganek’s 2010 incentive award and his target award ($9,000); (iv) reimbursement for up to 18 months of COBRA continuation coverage under the Company’s medical plan ($26,918); and (v) $60,000 in attorneys’ fees. During Mr. Ganek’s consulting term, which will extend through January 1, 2012, Mr. Ganek will be paid $500 per hour for his services, and his outstanding equity awards will continue to vest, be exercisable or be forfeited in accordance with their terms.

In exchange for these benefits, Mr. Ganek agreed to an extension of his existing Agreement Respecting Noncompetition, Nonsolicitation and Confidentiality with the Company. Under that agreement, as extended,

Mr. Ganek will not compete with the Company or solicit Company employees or customers prior to June 30, 2013. In addition, until June 30, 2013, Mr. Ganek will be subject to a standstill arrangement that limits his ability to acquire Neustar stock or seek control of the Company.

Mr. Ganek’s deferred compensation account, described under “2010 Nonqualified Deferred Compensation” above, will be distributed to him in 10 annual installments beginning in July 2011.

Paul Lalljie

								Double-
		Termination		Involuntary				Trigger
Payments		by Employee		Termination		Involuntary		Change in
Upon	Voluntary	for Good		without		Termination		Control
Termination	Termination	Reason		Cause		for Cause	Retirement	Event		Death		Disability

Severance Payments	$0	$0	(1)	$752,390	(2)	$0	$0	$1,111,835	(3)	$0		$0
Stock Options	$0	$0		$0		$0	$0	$224,780	(4)	$0		$0
Restricted Stock	$0	$0		$0		$0	$0	$924,931	(5)	$0		$0
Performance Share Units	$0	$0		$0		$0	$0	$503,156	(6)	$282,825	(7)	$282,825	(7)

Total	$0	$0		$752,390		$0	$0	$2,764,702		$282,825		$282,825

(1)	Under the 2010 Key Employee Severance Pay Plan, severance benefits generally are not payable upon a termination for “good reason” absent a change in control. For amounts payable upon termination following a change in control, see Double-Trigger Change in Control Event.

(2)	Represents the amount payable pursuant to the 2010 Key Employee Severance Pay Plan, assuming the Compensation Committee did not elect to extend benefits for an additional period. Includes $17,945 for reimbursement of the premium for 12 months of continuation coverage under our medical plan.

(3)	Represents the amount payable pursuant to the 2010 Key Employee Severance Pay Plan if Mr. Lalljie were not offered comparable employment with our successor or if he experienced a qualifying termination following the change in control. Includes $17,945 for reimbursement of the premium for 12 months of continuation coverage under our medical plan.

(4)	Reflects the fair market value (less exercise price) of the underlying shares as of December 31, 2010 of all unvested in-the-money options, the vesting of which would accelerate if the options were not assumed, continued or substituted by the surviving company or if Mr. Lalljie experienced a qualifying termination following the change in control. As of December 31, 2010, the exercise price of Mr. Lalljie’s unvested options from 2007 and 2008 exceeded the fair market value of the underlying shares.

(5)	Reflects the fair market value as of December 31, 2010 of restricted stock, the vesting of which would accelerate if Mr. Lalljie experienced a qualifying termination following the change in control.

(6)	Reflects the fair market value of the underlying shares as of December 31, 2010 of all performance share units, which would be converted into shares of restricted stock upon a change in control based on actual performance for performance share units granted in 2008 and 2009 and target performance for performance share units granted in 2010. The vesting of the restricted stock would accelerate if Mr. Lalljie experienced a qualifying termination following the change in control.

(7)	Represents a pro-rata payment based on target performance for performance share units granted in 2008 and 2010 and actual performance for performance share units granted in 2009.

John Dziak

Mr. Dziak’s employment with the Company ended on December 31, 2010. As described under “Compensation Discussion & Analysis — Compensation of the Named Executive Officers — Severance Arrangements” above, the Company provided Mr. Dziak with the following severance benefits: (i) 100 percent of Mr. Dziak’s base salary ($320,000), payable over 12 months; (ii) an additional lump-sum payment equal to six months’ base salary ($160,000); (iii) a cash incentive award for 2010, based on actual results ($184,416); (iv) reimbursement for up to 12 months of COBRA continuation coverage under the Company’s medical plan ($17,945); and (v) $10,000 in attorneys’ fees. During Mr. Dziak’s consulting term, which ended on March 31, 2011, Mr. Dziak was paid $280 per hour for his services, and his outstanding equity awards continued to vest. Mr. Dziak continues to be subject to an Agreement Respecting Noncompetition, Nonsolicitation and Confidentiality with the Company, under which he will not compete with the Company or solicit Company employees or customers prior to June 30, 2012.

Steven Edwards

								Double-
		Termination		Involuntary				Trigger
Payments		by Employee		Termination		Involuntary		Change in
Upon	Voluntary	for Good		without		Termination		Control
Termination	Termination	Reason		Cause		for Cause	Retirement	Event		Death		Disability

Severance Payments	$0	$0	(1)	$540,066	(2)	$0	$0	$823,206	(3)	$0		$0
Stock Options	$0	$0		$0		$0	$0	$430,206	(4)	$0		$0
Restricted Stock	$0	$0		$0		$0	$0	$246,954	(5)	$0		$0
Performance Share Units	$0	$0		$0		$0	$0	$737,840	(6)	$330,601	(7)	$330,601	(7)

Total	$0	$0		$540,066		$0	$0	$2,238,206		$330,601		$330,601

(1)	Under the 2010 Key Employee Severance Pay Plan, severance benefits generally are not payable upon a termination for “good reason” absent a change in control. For amounts payable upon termination following a change in control, see Double-Trigger Change in Control Event.

(2)	Represents the amount payable pursuant to the 2010 Key Employee Severance Pay Plan, assuming the Compensation Committee did not elect to extend benefits for an additional period. Includes $15,610 for reimbursement of the premium for 12 months of continuation coverage under our medical plan.

(3)	Represents the amount payable pursuant to the 2010 Key Employee Severance Pay Plan if Mr. Edwards were not offered comparable employment with our successor or if he experienced a qualifying termination following the change in control. Includes $15,610 for reimbursement of the premium for 12 months of continuation coverage under our medical plan.

(4)	Reflects the fair market value (less exercise price) of the underlying shares as of December 31, 2010 of all unvested in-the-money options, the vesting of which would accelerate if the options were not assumed, continued or substituted by the surviving company or if Mr. Edwards experienced a qualifying termination following the change in control.

(5)	Reflects the fair market value as of December 31, 2010 of restricted stock, the vesting of which would accelerate if Mr. Edwards experienced a qualifying termination following the change in control.

(6)	Reflects the fair market value of the underlying shares as of December 31, 2010 of all performance share units, which would be converted into shares of restricted stock upon a change in control based on actual performance for performance share units granted in 2009 and target performance for performance share units granted in 2010. The vesting of the restricted stock would accelerate if Mr. Edwards experienced a qualifying termination following the change in control.

(7)	Represents a pro-rata payment based on target performance.

Douglas Arnold

								Double-
		Termination		Involuntary				Trigger
Payments		by Employee		Termination		Involuntary		Change in
Upon	Voluntary	for Good		without		Termination		Control
Termination	Termination	Reason		Cause		for Cause	Retirement	Event		Death		Disability

Severance Payments	$0	$0	(1)	$509,231	(2)	$0	$0	$712,443	(3)	$0		$0
Stock Options	$0	$0		$0		$0	$0	$326,274	(4)	$0		$0
Restricted Stock	$0	$0		$0		$0	$0	$181,829	(5)	$0		$0
Performance Share Units	$0	$0		$0		$0	$0	$737,840	(6)	$554,396	(7)	$554,396	(7)

Total	$0	$0		$509,231		$0	$0	$1,958,386		$554,396		$554,396

(1)	Under the 2010 Key Employee Severance Pay Plan, severance benefits generally are not payable upon a termination for “good reason” absent a change in control. For amounts payable upon termination following a change in control, see Double-Trigger Change in Control Event.

(2)	Represents the amount payable pursuant to the 2010 Key Employee Severance Pay Plan, assuming the Compensation Committee did not elect to extend benefits for an additional period. Includes $17,945 for reimbursement of the premium for 12 months of continuation coverage under our medical plan.

(3)	Represents the amount payable pursuant to the 2010 Key Employee Severance Pay Plan if Mr. Arnold were not offered comparable employment with our successor or if he experienced a qualifying termination following the change in control. Includes $17,945 for reimbursement of the premium for 12 months of continuation coverage under our medical plan.

(4)	Reflects the fair market value (less exercise price) of the underlying shares as of December 31, 2010 of all unvested in-the-money options, the vesting of which would accelerate if the options were not assumed, continued or substituted by the surviving company or if Mr. Arnold experienced a qualifying termination following the change in control. As of December 31, 2010, the exercise price of Mr. Arnold’s unvested options from 2007 and 2008 exceeded the fair market value of the underlying shares.

(5)	Reflects the fair market value as of December 31, 2010 of restricted stock, the vesting of which would accelerate if Mr. Arnold experienced a qualifying termination following the change in control.

(6)	Reflects the fair market value of the underlying shares as of December 31, 2010 of all performance share units, which would be converted into shares of restricted stock upon a change in control based on actual performance for performance share units granted in 2008 and 2009 and target performance for performance share units granted in 2010. The vesting of the restricted stock would accelerate if Mr. Arnold experienced a qualifying termination following the change in control.

(7)	Represents a pro-rata payment based on target performance.

2010 Director Compensation

The following table sets forth all compensation paid by us to the non-management members of our Board of Directors for services provided during the last fiscal year.

	Fees
	Earned or	Stock
	Paid in Cash	Awards(1)		Total
Name	($)	($)		($)

Gareth C. C. Chang	67,500	149,990	(2)	217,490
James G. Cullen	120,630	149,990	(3)	270,620
Joel P. Friedman	80,000	149,990	(4)	229,990
Ross K. Ireland	72,500	149,990	(5)	222,490
Paul A. Lacouture	73,894	149,990	(6)	223,884
Kenneth A. Pickar	77,500	149,990	(7)	227,490
Michael J. Rowny	77,500	149,990	(8)	227,490
Hellene S. Runtagh	85,000	149,990	(9)	234,990

(1)	For information about the assumptions and underlying calculations upon which we base grant date fair value, see Note 14 to the Neustar audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	As of December 31, 2010, Mr. Chang held RSUs representing 7,313 shares of our Class A common stock and deferred stock units representing 14,489 shares of our Class A common stock.

(3)	As of December 31, 2010, Mr. Cullen held RSUs representing 7,313 shares of our Class A common stock and deferred stock units representing 21,797 shares of our Class A common stock.

(4)	As of December 31, 2010, Mr. Friedman held RSUs representing 7,313 shares of our Class A common stock and deferred stock units representing 22,163 shares of our Class A common stock.

(5)	As of December 31, 2010, Mr. Ireland held RSUs representing 7,313 shares of our Class A common stock and deferred stock units representing 21,797 shares of our Class A common stock.

(6)	As of December 31, 2010, Mr. Lacouture held RSUs representing 7,313 shares of our Class A common stock and deferred stock units representing 16,742 shares of our Class A common stock.

(7)	As of December 31, 2010, Dr. Pickar held RSUs representing 7,313 shares of our Class A common stock and deferred stock units representing 21,797 shares of our Class A common stock.

(8)	As of December 31, 2010, Mr. Rowny held RSUs representing 7,313 shares of our Class A common stock and deferred stock units representing 22,163 shares of our Class A common stock.

(9)	As of December 31, 2010, Ms. Runtagh held RSUs representing 7,313 shares of our Class A common stock and deferred stock units representing 22,163 shares of our Class A common stock.

Outside Director Compensation

Our policy with respect to director compensation provides that non-management directors will receive an annual retainer of $60,000. The Chairman of the Board will receive an additional retainer of $75,000, and committee chairs will receive additional retainers as follows: $20,000 for the Audit Committee and Compensation Committee Chairs; $15,000 for the Nominating and Corporate Governance Committee Chair; and $10,000 for the Neutrality Committee Chair. Committee members (other than the chair) will receive additional retainers as follows: $10,000 for Audit Committee members; $7,500 for Compensation Committee and Nominating and Corporate Governance Committee members; and $5,000 for Neutrality Committee members. If the Chairman and CEO roles are combined (which was the case during part of 2010), the Board selects a lead independent director, who receives an additional retainer of $30,000. All amounts are paid to directors quarterly in arrears. Directors are also reimbursed for expenses related to attending Board and committee meetings.

Non-management directors also receive an annual restricted stock unit (“RSU”) grant equal to $150,000 divided by the closing price of our Class A common stock on the date of grant. Such grants are made on the first business day of the calendar month following the election of directors at the annual meeting of stockholders. These RSUs vest in full on the earlier of the first anniversary of the date of grant or the day preceding the next year’s annual meeting of stockholders. Upon vesting, each director’s 2010 RSUs will be automatically deferred into deferred stock units, which will be delivered to the director in shares of our Class A common stock six months following the director’s termination of Board service.

The Compensation Committee will continue to evaluate the compensation of our directors from time to time as it deems appropriate and may in the future recommend to the Board an increase in or changes to such compensation depending on the results of any such evaluation.

Deferred Compensation

The Neustar, Inc. Deferred Compensation Plan permits non-employee directors to defer certain elements of compensation in order to delay taxation on such amounts. Specifically, the Plan permits deferral of up to 100% of director fees, including Board, Chairman, committee chair and committee member retainers. Amounts deferred under the Plan are credited with investment earnings based on investment options selected by the participants. One director participated in the Plan during 2010.

Board Stock Ownership Guidelines

The Board of Directors adopted stock ownership guidelines for non-employee directors effective January 1, 2008. The guidelines provide that, within five years, directors should attain an investment position in Neustar stock equal to at least five times the annual retainer for Board service. The number of shares needed to be owned is calculated annually based on the annual retainer and an average of the prior year’s quarter-end closing stock prices. Each director is expected to retain 100% of the after-tax profit shares received from our equity compensation program until his or her required ownership level is achieved.

Shares counted toward meeting the guidelines include shares owned outright by the director or his or her spouse, including shares acquired upon the exercise of stock options and shares delivered upon vesting of restricted stock; performance shares earned by the director; deferred stock units; shares held in trust that are included in the director’s ownership reports filed with the SEC; and shares held in the director’s retirement accounts. Unexercised stock options and unvested restricted stock or performance share units do not count toward meeting the guidelines.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain three compensation plans under which shares of our Class A common stock have been authorized for issuance to directors, employees and consultants: the 1999 Equity Incentive Plan, the 2005 Stock Incentive Plan and the 2009 Stock Incentive Plan. All of these plans were approved by our stockholders. We will not make any further awards under the 1999 Equity Incentive Plan or the 2005 Stock Incentive Plan. The following table provides information as of December 31, 2010 about outstanding options and shares reserved for issuance under the plans.

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be		Under Equity
	Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in Column
Plan Category	and Rights	and Rights	(a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	8,208,809 (1)	$20.68 (2)	8,756,604 (3)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	8,208,809	$20.68	8,756,604

(1)	Includes (a) 231,865 shares of Class A common stock underlying restricted stock units issued to our non-management directors and employees, and (b) 1,261,385 shares of Class A common stock, which represents the maximum number of shares deliverable in respect of the 840,923 performance-vested restricted stock units that were outstanding as of December 31, 2010.

(2)	Excludes (a) 231,865 shares of Class A common stock underlying restricted stock units issued to our non-management directors and employees, and (b) 1,261,385 shares of Class A common stock, which represents the maximum number of shares deliverable in respect of the 840,923 performance-vested restricted stock units that were outstanding as of December 31, 2010.

(3)	Includes shares of Class A common stock that may be issued under the 2009 Stock Incentive Plan pursuant to awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards.

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

The following table sets forth information regarding ownership of our common stock as of April 1, 2011 by holders of more than 5% of our combined classes of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group. The information in this table is based on our records, information filed with the Securities and Exchange Commission (“SEC”) and information provided to us, except where otherwise noted. Except as otherwise indicated, (i) each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table, and (ii) the business address of each person shown below is 21575 Ridgetop Circle, Sterling, Virginia 20166.

	Number of Shares
	Beneficially		Percent of
Name of Beneficial Owner	Owned		Class(1)

5% owners
PRIMECAP Management Company(2)	6,787,898		9.18%
TimesSquare Capital Management, LLC(3)	5,262,861		7.12%
Kornitzer Capital Management, Inc.(4)	4,054,142		5.48%
Prescott Investors, Inc.(5)	3,832,900		5.18%
Directors, nominees and named executive officers
Lisa Hook, President and Chief Executive Officer, Director	283,890	(6)	*
Jeffrey Ganek, Former Chairman and Chief Executive Officer	638,326	(7)	*
Paul Lalljie, SVP and Chief Financial Officer	107,617	(8)	*
John Dziak, Former SVP and Chief Strategy Officer	2,035	(9)	*
Steven Edwards, SVP, Carrier Services and CSNA Sales	82,905	(10)	*
Douglas Arnold, SVP, Human Resources	100,229	(11)
James Cullen, Chairman of the Board	21,797	(12)	*
Gareth Chang, Director	14,489	(13)	*
Joel Friedman, Director	22,163	(14)	*
Ross Ireland, Director	22,797	(15)	*
Paul Lacouture, Director	16,742	(16)	*
Kenneth Pickar, Director	21,797	(17)	*
Michael Rowny, Director	23,163	(18)	*
Hellene Runtagh, Director	22,163	(19)	*
Directors, nominees and executive officers as a group (16 persons)	997,092	(20)	1.33%

*	Denotes less than 1% ownership.

(1)	Percentages are based on 73,941,046 shares of Class A common stock and 3,082 shares of Class B common stock outstanding on April 1, 2011 (reflecting total outstanding shares less 7,404,788 shares of Class A common stock held in treasury) plus, as to the holder thereof only and no other person, the number of shares (if any) that the person has the right to acquire as of April 1, 2011 or within 60 days from such date (May 31, 2011) through the exercise of stock options or similar rights.

(2)	Beneficial ownership information is based on a Schedule 13G/A filed with the SEC on February 14, 2011 by PRIMECAP Management Company (“PRIMECAP”). PRIMECAP is an investment adviser and has sole dispositive power with respect to 6,787,898 shares of our Class A common stock and sole voting power with respect to 3,650,946 shares of our Class A common stock. The business address of PRIMECAP is 225 South Lake Ave., #400, Pasadena, California 91101.

(3)	Beneficial ownership information is based on a Schedule 13G/A filed with the SEC on February 9, 2011 by TimesSquare Capital Management, LLC (“TimesSquare”). TimesSquare is an investment adviser, and all of the shares reported as beneficially owned by TimesSquare are owned by its clients, who have the right to receive dividends and proceeds from the sale of such shares. In its role as investment adviser, TimesSquare has sole dispositive power with respect to 5,262,861 shares of our Class A common stock and sole voting power with respect to 3,999,061 shares of our Class A common stock. The business address of TimesSquare is 1177 Avenue of the Americas, 39th Floor, New York, New York 10036.

(4)	Beneficial ownership information is based on a Schedule 13G filed with the SEC on January 21, 2011 by Kornitzer Capital Management, Inc. (“KCM”). KCM is an investment adviser with respect to the reported shares for the accounts of other persons who have the right to receive, and the power to direct the receipt of, dividends and proceeds from the sale of such shares. KCM has sole dispositive power with respect to 3,879,942 shares of our Class A common stock, shared dispositive power with respect to 174,200 shares of our Class A common stock, and sole voting power with respect to 4,054,142 shares of our Class A common stock. The business address of KCM is 5420 West 61st Place, Shawnee Mission, KS 66205.

(5)	Beneficial ownership information is based on a Schedule 13G filed with the SEC on April 8, 2011 by Thomas W. Smith, Scott J. Vassalluzzo and Steven M. Fischer, each of whom is a private investment manager with Prescott Investors, Inc. Mr. Smith has sole voting power and sole dispositive power with respect to 1,410,000 shares of our Class A common stock. Messrs. Smith, Vassalluzzo and Fischer have shared voting power and shared dispositive power with respect to 2,422,900, 2,192,300 and 2,118,875 shares of our Class A common stock, respectively. Messrs. Smith, Vassalluzzo and Fischer each disclaims beneficial ownership of the reported shares in excess of those shares as to which he has or shares voting or investment authority. The business address of Prescott Investors, Inc. is 323 Railroad Avenue, Greenwich, CT 06830.

(6)	Includes (i) 39,890 shares of restricted Class A common stock, and (ii) 230,450 shares of Class A common stock subject to options that are exercisable as of April 1, 2011 or within 60 days from such date.

(7)	Includes (i) 23,625 shares of restricted Class A common stock, and (ii) 587,838 shares of Class A common stock subject to options that are exercisable as of April 1, 2011 or within 60 days from such date.

(8)	Includes (i) 41,704 shares of restricted Class A common stock, and (ii) 61,071 shares of Class A common stock subject to options that are exercisable as of April 1, 2011 or within 60 days from such date.

(9)	Consists of 2,035 shares of Class A common stock subject to options that are exercisable as of April 1, 2011 or within 60 days from such date.

(10)	Includes (i) 13,485 shares of restricted Class A common stock, and (ii) 66,098 shares of Class A common stock subject to options that are exercisable as of April 1, 2011 or within 60 days from such date.

(11)	Includes (i) 10,985 shares of restricted Class A common stock, and (ii) 85,938 shares of Class A common stock subject to options that are exercisable as of April 1, 2011 or within 60 days from such date.

(12)	Consists of 21,797 vested deferred stock units held in accordance with our outside director compensation policy.

(13)	Consists of 14,489 vested deferred stock units held in accordance with our outside director compensation policy.

(14)	Consists of 22,163 vested deferred stock units held in accordance with our outside director compensation policy.

(15)	Includes 21,797 vested deferred stock units held in accordance with our outside director compensation policy.

(16)	Consists of 16,742 vested deferred stock units held in accordance with our outside director compensation policy.

(17)	Consists of 21,797 vested deferred stock units held in accordance with our outside director compensation policy.

(18)	Includes 22,163 vested deferred stock units held in accordance with our outside director compensation policy.

(19)	Consists of 22,163 vested deferred stock units held in accordance with our outside director compensation policy.

(20)	Includes (i) 156,314 shares of restricted Class A common stock, (ii) 631,886 shares of Class A common stock subject to options that are exercisable as of April 1, 2011 or within 60 days from such date, and (iii) 163,111 vested deferred stock units held in accordance with our outside director compensation policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of greater than 10 percent of our common stock (the “Reporting Persons”) to file reports of holdings and transactions in Neustar common stock with the SEC and the New York Stock Exchange.

Based solely on these reports and other information provided to us by the Reporting Persons, we believe that all Reporting Persons timely filed all required reports under Section 16(a) during fiscal year 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review of Transactions with Related Persons

Our Corporate Code of Business Conduct (the “Code”), which is available on our website at www.neustar.biz under the captions “Investor Relations — Code of Conduct,” provides that the personal activities and relationships of directors, officers and employees must not conflict, or appear to conflict, with the interests of the Company. Any potential conflict of interest that involves an officer of the Company or a subsidiary — including any transaction between the Company and a third party in which the officer has a direct or indirect interest — must be approved in advance by the General Counsel and Chief Executive Officer of the Company. Any potential conflict of interest that involves a director or an executive officer of the Company must be approved by the Board or the Audit Committee.

Loans from the Company to directors and executive officers are prohibited by the Code. Loans from the Company to other officers and employees must be approved in advance by the Board or the Audit Committee.

All prior approvals required pursuant to the Code must be obtained in writing.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1 —	Election of Directors

Our Board of Directors currently has nine seats, divided into three classes: Class I, Class II and Class III. Our Class I directors are James G. Cullen, Joel P. Friedman and Kenneth A. Pickar, and their term ends at this Meeting. Our Class II directors are Ross K. Ireland, Paul A. Lacouture and Michael J. Rowny, and their term ends at the Annual Meeting of Stockholders in 2012. Our Class III directors are Gareth C. C. Chang, Lisa A. Hook and Hellene S. Runtagh, and their term ends at the Annual Meeting of Stockholders in 2013.

We have nominated Messrs. Cullen and Friedman for election to continue as Class I directors. Dr. Pickar has submitted his resignation from the Board, effective immediately prior to this Meeting, and will not be standing for election to continue as a Class I director. Mr. Cullen is our Chairman of the Board and has served on the Board since 2005. Mr. Friedman has served on the Board since 2006.

Each nominee for director will, if elected, continue in office until our Annual Meeting of Stockholders in 2014 and until the director’s successor has been duly elected and qualified, or until the earlier of the director’s death, resignation or retirement. The proxy holders named on the proxy card intend to vote the proxy (if you are a stockholder of record) for the election of each of these nominees, unless you indicate on the proxy card that your vote should be cast against any of the nominees. Under SEC rules, proxies cannot be voted for a greater number of persons than the number of nominees named.

Each nominee has consented to be named as a nominee in this proxy statement, and we expect each nominee to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the other nominees and may be voted for a substitute nominee, unless the Board chooses to reduce the number of directors serving on the Board.

The principal occupations and certain other information about the nominees and the additional members of our Board (including the skills and qualifications that led to the conclusion that they should serve as directors) are set forth below.

The Board of Directors unanimously recommends a vote FOR the election of Messrs. Cullen and Friedman as directors.

BOARD OF DIRECTORS

Name and Age as of
April 1, 2011	Position, Principal Occupation, Business Experience and Directorships

Gareth C. C. Chang Age 68	Mr. Chang has served as a director of Neustar since 2008. Mr. Chang has served as Chairman and Chief Executive Officer of Towona Media, a digital media provider, since 2008. Mr. Chang served as executive chairman of Netstar Group Holding Company, an Asian Pacific networking system integration company, from 2003 to 2010. In addition, he has served as Chairman and Managing Partner of GC3 & Associates International, a management consulting and private investment firm specializing in strategic planning and the execution of technology and media enterprises, since 2000. From 1998 to 2000, Mr. Chang was Chairman and CEO of News Corporation’s Star TV Group, the leading multi-channel satellite television network providing access to more than 300 million viewers across Asia, the Indian sub-continent, and the Middle East. He also has served in senior executive roles at Hughes Electronics and McDonnell Douglas. Mr. Chang previously served on the boards of directors of Agile Software Corporation and Palm, Inc.
Mr. Chang was selected as a director because of his extensive experience as a leader of global technology and media enterprises, particularly in Asian markets. The Board also benefits from Mr. Chang’s perspective as a former director, governance committee member, and compensation committee member of other public companies.
James G. Cullen Age 68	Mr. Cullen has served as a director of Neustar since 2005 and as our Chairman of the Board since 2010. Mr. Cullen retired as President and Chief Operating Officer of Bell Atlantic Corporation, a local telephone exchange carrier, in 2000. He had assumed those positions in 1998, after having been Vice Chairman since 1995 and, prior to that, President since 1993. He was President and Chief Executive Officer of Bell Atlantic-New Jersey, Inc. from 1989 to 1993. Mr. Cullen is also a director, audit committee member and chairman of the compensation committee of Prudential Financial, Inc., non-executive Chairman of the Board of Agilent Technologies, Inc. and a director and chairman of the audit committee of Johnson & Johnson.
Mr. Cullen was selected as a director because of his expansive knowledge of the communications industry, his executive leadership experience, his financial expertise, and his background serving on the boards of large, multinational public companies. Mr. Cullen’s ability to communicate and encourage discussion, together with his experience as a senior director on other boards, makes him an effective Chairman for the Board.
Joel P. Friedman Age 63	Mr. Friedman has served as a director of Neustar since 2006. As the former President of the Business Process Outsourcing (“BPO”) organization of Accenture Ltd., a consulting services company, a position he held from 2002 to 2005, Mr. Friedman was responsible for overseeing Accenture’s portfolio of BPO businesses as well as fueling new innovation and growth in BPO. He was a member of Accenture’s Board of Directors until February 2005 and also served on that company’s Executive Committee and Global Leadership Council. Over the course of his 34-year career with Accenture, a national consulting firm, Mr. Friedman held a variety of senior leadership roles. He was a partner in Accenture’s Corporate Development organization; served as managing general partner of the company’s former venture capital business, Accenture Technology Ventures; led Accenture’s banking and capital markets program; and was instrumental in founding and managing Accenture’s strategy consulting practice. Mr. Friedman is also a director, audit committee member and finance committee member of SVB Financial Group.

Name and Age as of
April 1, 2011	Position, Principal Occupation, Business Experience and Directorships

Mr. Friedman was selected as a director because of the valuable management experience he brings to the Board. Over the course of his career, Mr. Friedman has led and directed complex business organizations and gained significant experience in corporate development, strategic consulting, compensation and employee management.
Lisa A. Hook Age 53	Ms. Hook has served as a director of Neustar since November 2010, as Chief Executive Officer since October 2010, and as President since joining Neustar in January 2008. Prior to joining Neustar, Ms. Hook served as President and Chief Executive Officer of Sunrocket, Inc., a voice over IP (“VoIP”) service provider, from 2006 to 2007. From 2001 to 2004, she held several executive-level posts at America Online, Inc., a web services company, including President, AOL Broadband, Premium and Developer Services; President, AOL Anywhere; and Senior Vice President and Chief Operating Officer, AOL Mobile. After leaving America Online in 2004, Ms. Hook briefly consulted for AOL and served on various corporate boards. Earlier, she was partner at Brera Capital Partners, LLC and managing director at Alpine Capital Group LLC. Ms. Hook also served in executive and special advisory roles at Time Warner, Inc., was legal adviser to the Chairman of the Federal Communications Commission, and was a senior attorney at Viacom International, Inc. Ms. Hook also serves on the boards of directors for Reed Elsevier PLC, Reed Elsevier NV and Reed Elsevier Group plc.
Ms. Hook was selected as CEO and director of Neustar because of her rich knowledge of the company, having served as Neustar’s President, combined with her proven ability to realign corporate strengths with evolving market opportunities. Ms. Hook brings almost 30 years of senior management experience in the communications, media and technology industries as well as extensive experience on corporate boards.
Ross K. Ireland Age 64	Mr. Ireland has served as a director of Neustar since 2006. Mr. Ireland retired as Senior Executive Vice President of Services and Chief Technology Officer of SBC Communications Inc., a telecommunications services provider, in 2004. He assumed these positions in 1997 when Pacific Telesis Group merged with SBC Communications Inc. He served Pacific Telesis Group in various capacities from 1966 to 1997, including as Vice President and Chief Technology Officer from 1990 to 1997. Mr. Ireland was also a member of the Board of Directors of the Alliance for Telecommunications Industry Solutions, or ATIS, a not-for-profit corporation that provides telecom industry standards and industry operating practices, from 1990 through 2004, including as the Chairman of the Board of ATIS from 2000 through 2004. Mr. Ireland is also a director, audit committee member, compensation committee member and nominating and corporate governance committee member of Adtran, Inc.
Mr. Ireland was selected as a director because of his extensive knowledge of the telecommunications industry and its standards and practices, in addition to his broad technological expertise and senior leadership. Through his service on other company boards, Mr. Ireland also brings valuable experience in audit, compensation and governance matters.
Paul A. Lacouture Age 60	Mr. Lacouture has served as a director of Neustar since 2007. Mr. Lacouture retired as Executive Vice President of Engineering and Technology for Verizon Telecom, a telecommunications services provider, in 2007, a position he had held since 2006. From 2000 to 2006, he was president of the Verizon Network Services Group, a telecommunications services provider. Prior to the Bell Atlantic/GTE merger in July 2000, Mr. Lacouture was president of the Network Services group at Bell Atlantic.

Name and Age as of
April 1, 2011	Position, Principal Occupation, Business Experience and Directorships

Mr. Lacouture was selected as a director based on his many years of experience in the telecommunications industry and his knowledge and understanding of our customer base. Mr. Lacouture also provides valuable insight regarding the Company’s current products and services, as well as the future technological needs of the Company and the industry.
Dr. Kenneth A. Pickar Age 71	Dr. Pickar has served as a director of Neustar since 1999. For the last 13 years he has been a Visiting Professor of Mechanical Engineering at the California Institute of Technology (Caltech), where he teaches courses in Technology Management, Entrepreneurship and Product Design. He has also lectured extensively on the subject of Engineering Ethics. Prior to joining Caltech, he was Senior Vice President — Engineering and Technology at AlliedSignal Corp. (Honeywell) and held senior positions at General Electric and Philips Components. He is a member of the executive committee of the Tech Coast Angels and is an experienced investor in technology companies. Dr. Pickar previously served on the board of directors of Ness Technologies, Inc.
Dr. Pickar was selected as a director based on his rich expertise gained in senior posts for advanced technology development and management. In addition, he has extensive board-level experience with high technology, global companies including Ness Technologies and Level One. During his more than 10 years on our Board, Dr. Pickar has successfully managed our mission-critical Neutrality Committee and its attendant relations with the Federal Communications Commission.
Michael J. Rowny Age 60	Mr. Rowny has served as a director of Neustar since 2006. Mr. Rowny has been Chairman of Rowny Capital, a private equity firm, since 1999. From 1994 to 1999, and previously from 1983 to 1986, Mr. Rowny was with MCI Communications Corporation in positions including President and CEO of MCI’s International Ventures, Alliances and Correspondent group; acting CFO; Senior Vice President of Finance; and Treasurer. His extensive career in business and government has included positions as Chairman and CEO of the Ransohoff Company, CEO of Hermitage Holding Company, EVP and CFO of ICF Kaiser International, Inc., Vice President of the Bendix Corporation, and Deputy Staff Director of The White House. Mr. Rowny is also a director and audit committee member of Ciena Corporation.
Mr. Rowny was selected as a director because of his extensive executive leadership and international experience, his financial expertise, and his understanding of business opportunities, both as concerns acquisition targets and the industry in general. The Board also benefits from Mr. Rowny’s experience as a public company director and audit committee member.

Name and Age as of
April 1, 2011	Position, Principal Occupation, Business Experience and Directorships

Hellene S. Runtagh Age 62	Ms. Runtagh has served as a director of Neustar since 2006. Ms. Runtagh was formerly President and CEO of Berwind Group, a diverse company with global businesses in pharmaceutical services, life science automation, industrial manufacturing, real estate, and natural resources, from 2001 to 2002. Prior to joining Berwind in 2001, Ms. Runtagh was with Universal Studios, where she last served as Executive Vice President. In this role, Ms. Runtagh was responsible for Studio, Consumer Products, Interactive Games, Information Technology, Online Operations, and retail operations at Universal Studios. Prior to joining Universal Studios, Ms. Runtagh spent 25 years at General Electric Company, where she served as President and CEO of GE Information Services and held general management roles with GE Capital and GE’s software businesses. Ms. Runtagh has also held numerous leadership positions, including international operations, marketing and manufacturing, for multiple high technology GE businesses. Ms. Runtagh is also a director, audit committee member and chair of the compensation and executive development committee of Lincoln Electric Holdings, Inc. and a director, audit committee member and compensation committee member of Harman International Industries, Inc. Ms. Runtagh previously served on the boards of directors of Avaya Inc., IKON Office Solutions, Inc. and Covad Communications Group, Inc.
Ms. Runtagh was selected as a director based on her strong record of senior-level experience and her insight into the considerations necessary to run a successful, diverse global business. Ms. Runtagh’s service on other public company boards also allows her to provide the Board with a variety of perspectives on important corporate governance, audit and compensation issues.

EXECUTIVE OFFICERS AND MANAGEMENT

Below is information, including biographical information, about our current executive officers (other than Ms. Hook, whose biographical information appears above).

Name	Age(1)	Position

Paul S. Lalljie	38	Senior Vice President and Chief Financial Officer
Douglas S. Arnold	56	Senior Vice President, Human Resources
Steven J. Edwards	52	Senior Vice President, Carrier Services and Carrier Services North America Sales
Scott B. Harris	59	Executive Vice President, Legal and External Affairs
Matthew C. Levin	37	Senior Vice President, Business Affairs
Martin K. Lowen	46	Senior Vice President, General Counsel and Secretary
Alex Tulchinsky	51	Senior Vice President, Neustar Technologies

(1)	As of April 1, 2011.

Paul S. Lalljie has served as our Senior Vice President and Chief Financial Officer since June 2009. Prior to becoming our Senior Vice President and Chief Financial Officer, Mr. Lalljie served as our Senior Vice President, Interim Chief Financial Officer and Treasurer from January 2009 to June 2009 and as our Vice President, Financial Planning & Analysis and Treasurer from December 2006 to January 2009. From 2000 through December 2006, Mr. Lalljie served in a variety of roles in corporate finance at the Company, including accounting, financial planning and analysis, treasury and investor relations.

Douglas S. Arnold has served as our Senior Vice President, Human Resources since September 2007. Prior to becoming our Senior Vice President, Human Resources, from 2003 to 2006 Mr. Arnold served as Vice President, Human Resources, at World Kitchen, Inc., a manufacturer and importer of housewares, where he was responsible for leading all human capital programs and processes and the management of real estate and acted as company spokesman.

Steven J. Edwards has served as Senior Vice President, Carrier Services and Carrier Services North America (“CSNA”) Sales since December 2010. Prior to becoming our Senior Vice President, Carrier Services and CSNA Sales, Mr. Edwards served in a variety of Carrier Services roles from August 2008 through December 2010. Prior to joining Neustar, from 2007 to 2008 Mr. Edwards was chief operating officer at Regenesis Power LLC, a renewable energy venture, where he was responsible for developing Regenesis Power’s business model, operations and project financing. From 2004 to 2007, Mr. Edwards served as chief marketing officer for Sonus Networks Inc., a provider of carrier-grade VoIP technology, where he was responsible for market strategy, product management, business development, partner channels, and product and corporate marketing. Prior to Sonus Networks Inc., he was vice president of indirect sales and channel development at AT&T Business Services and was President of BT Visual Images, a BT Group company.

Scott B. Harris has served as Executive Vice President, Legal and External Affairs since March 2011. Prior to joining us, from May 2009 to March 2011, Mr. Harris served as General Counsel of the United States Department of Energy, where he also served as co-chair of the Broadband Subcommittee of the Obama Administration’s National Science and Technology Council. Prior to May 2009, he was the Managing Partner of Harris, Wiltshire & Grannis LLP, a law firm he founded in 1998 that is nationally recognized for its telecommunications, technology, litigation, appellate, and legislative practices. He has also been a partner in the law firms of Williams & Connolly LLP and Gibson, Dunn & Crutcher LLP, where he headed the firm’s communications practice. Mr. Harris previously served in government from 1993 to 1996, first as Chief Counsel for Export Administration in the United States Department of Commerce, and then as the first Chief of the International Bureau at the Federal Communications Commission.

Matthew C. Levin has served as Senior Vice President, Business Affairs since January 2011. Prior to becoming our Senior Vice President, Business Affairs, from 2007 to 2010 Mr. Levin served as senior vice president for corporate development and strategy at Hewitt Associates, a global consulting and outsourcing firm, where he was responsible for Hewitt’s acquisition program, growth initiatives and strategic planning. From 2004 to 2006, Mr. Levin served as Senior Vice President, Corporate Development and Strategic Planning at IHS, Inc., a provider of technical information and related decision support tools and services, where he was responsible for IHS’s global acquisition program as well as strategy and business development.

Martin K. Lowen has served as Senior Vice President since May 2005 and as our General Counsel and Secretary since September 2002. Upon joining us in June 2000, he served as Vice President of Law and Business Development. Prior to joining us, Mr. Lowen was an Assistant Vice President at TeleGlobe Communications, a provider of international telecommunications services, from January 1999 to May 2000, where he provided legal advice to senior management and directed many activities within that company’s Legal Department. Prior to January 1999, he was a director in the legal department at MCI Communications Corp. and an associate with Skadden, Arps, Slate, Meagher & Flom LLP and Hogan & Hartson LLP.

Alex Tulchinsky has served as Senior Vice President, Neustar Technologies since February 2008. Prior to joining us, from August 2007 to February 2008 Mr. Tulchinsky was the founder and managing partner of TulchTech, LLC, an executive technology consulting company, where he specialized in infrastructure optimization and assessment of technology operations. From December 2006 through July 2007, he was the Senior Vice President of Network and Technology Operations at SunRocket, Inc., a voice over IP service provider, where he was responsible for all network and data center infrastructure, technology development and IT functional areas. From 1996 to 2006, he held several senior technical leadership and executive-level posts at America Online, Inc., a web services company.

ITEM 2 —	Ratification of Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for 2011.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice and because we value our stockholders’ views on the Company’s independent registered public accounting firm. In the event that our stockholders fail to ratify the selection, the Audit Committee will review its future selection of independent auditors. Even if this selection is ratified, pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and may determine to change the firm selected at such time and based on such factors as it determines to be appropriate.

Representatives of Ernst & Young LLP are expected to be present at the Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2011.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements and internal control over financial reporting for the years ended December 31, 2009 and December 31, 2010, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2009	2010

Audit fees(1)	$2,239,305	$1,932,000
Audit-related fees(2)	525,817	1,535,615
Tax fees(3)	479,978	589,707

Subtotal	$3,245,100	$4,057,322
All other fees(4)	61,995	65,475

Total fees	$3,307,095	$4,122,797

(1)	Audit fees consisted principally of work performed in connection with the audit of our consolidated financial statements, work on the audit of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, and review of the unaudited quarterly financial statements.

(2)	Audit-related fees consisted principally of audits that we were required to conduct in connection with our regulatory requirements under the rules, regulations and orders of the Federal Communications Commission, as well as requirements under the provisions of certain of our contracts and other transaction-related services.

(3)	Tax fees consisted principally of tax compliance and tax consulting work.

(4)	Other fees consisted of miscellaneous other permissible services not included in the first three categories and were immaterial for 2009 and 2010.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the Audit Committee Charter, Audit Committee policy and the requirements of law, the Audit Committee pre-approves all audit and permissible non-audit services to be provided by our independent registered public accounting firm. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year related to a particular defined task or scope of work, subject to a specific budget. In other cases, the chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve services, and the chairman then communicates such pre-approvals to the full Audit Committee. To avoid potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm. We obtain these services from other service providers as needed.

Audit Committee Report

Neustar’s management is responsible for Neustar’s financial statements, internal controls and financial reporting process. Neustar’s independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the consolidated financial statements and for expressing an opinion as to whether those consolidated audited financial statements fairly present, in all material respects, the financial position, results of operations, and cash flows of the Company in conformity with U.S. generally accepted accounting principles. The Audit Committee has been established for the purpose of representing and assisting the Board of Directors in overseeing Neustar’s accounting and financial reporting processes and audits of Neustar’s annual financial statements and internal control over financial reporting, including the integrity of Neustar’s financial statements, Neustar’s compliance with legal and regulatory authority requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of Neustar’s internal audit function and the independent registered public accounting firm. The members of the Audit Committee are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is in fact “independent” under applicable rules.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed the matters required to be discussed between the independent registered public accounting firm and the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm regarding its communications with the Audit Committee concerning independence, as required by PCAOB rules, and the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and management.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s

Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

The Audit Committee:

James G. Cullen, Chair
Paul A. Lacouture
Michael J. Rowny
Hellene S. Runtagh

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the Audit Committee Report by reference therein.

ITEM 3 —	Advisory Resolution on Executive Compensation

As required by Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to approve the following advisory resolution on executive compensation:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Our executive compensation programs have a strong pay-for-performance orientation and are designed to create value for our stockholders by supporting the achievement of our business and financial objectives. To this end, we have formulated our programs to reward superior financial and operating performance, to align executives’ interests with those of our stockholders, and to encourage talented individuals to join and remain with the Company and contribute to our growth and success. Our executive compensation programs are also intended to be consistent with corporate governance best practices.

We encourage stockholders to read the Compensation Discussion & Analysis beginning on page 15 of this proxy statement, as well as the Summary Compensation Table and related tables and narrative appearing on pages 28 through 42, which provide detailed information on our compensation policies and practices and the compensation of our named executive officers.

This advisory resolution, commonly referred to as a “Say on Pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation programs.

The Board of Directors unanimously recommends a vote FOR the advisory resolution on executive compensation.

ITEM 4 —	Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

In Item 3 above, we are asking stockholders to vote on an advisory resolution on executive compensation, known as Say on Pay. In this Item 4, as required by Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to vote on whether future Say on Pay votes should be held every year, every two years, or every three years.

There are different views as to the appropriate frequency of Say on Pay votes. Our Board of Directors has determined that an annual vote will allow our stockholders to provide timely, direct input on the Company’s executive compensation policies and practices as disclosed in the proxy statement each year. However, stockholders are not voting to approve or disapprove the Board’s recommendation. Stockholders may choose from four options on the proxy card: one year, two years, three years or abstain.

This advisory vote is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating the frequency of future Say on Pay votes.

The Board of Directors unanimously recommends a vote for conducting future advisory votes on executive compensation every ONE YEAR.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Under the rules of the SEC, if a stockholder would like us to include a proposal in our proxy statement and form of proxy for presentation at our 2012 Annual Meeting of Stockholders, the proposal must be received by us at our principal executive offices at 21575 Ridgetop Circle, Sterling, Virginia 20166, to the attention of the Corporate Secretary, no later than January 12, 2012.

Alternatively, under our bylaws, if a stockholder would like to propose a matter for presentation at the 2012 Annual Meeting of Stockholders rather than for inclusion in the proxy materials, or would like to nominate a person as a candidate for election to the Board at the 2012 Annual Meeting of Stockholders, the stockholder must follow certain procedures contained in our bylaws. Stockholders may request a free copy of our bylaws from:

Neustar, Inc.
Attn: Corporate Secretary
21575 Ridgetop Circle
Sterling, VA 20166

Under the bylaws, notice of a nomination or other business must be delivered to the Corporate Secretary no later than the close of business on March 24, 2012 and no earlier than the close of business on February 23, 2012. If the date of our 2012 Annual Meeting of Stockholders is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the date of the 2011 Annual Meeting of Stockholders, notice must be delivered to the Corporate Secretary not later than the close of business on the later of the 90th day prior to the 2012 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the meeting is first made. Nominations and the proposal of other business also must satisfy other requirements set forth in the bylaws. The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal or nomination not made in compliance with the foregoing procedures.

If a stockholder fails to comply with the forgoing deadlines established under the bylaws, the Company will have discretionary authority to vote shares under proxies we solicit when and if the nomination or other business is raised at the Annual Meeting of Stockholders and, to the extent permitted by law, on any other business that may properly come before the Annual Meeting and any adjournments or postponements.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement to those stockholders. This process, which is commonly referred to as “householding,” potentially provides convenience for stockholders and cost savings for companies. Although we do not household for registered stockholders, a number of brokerage firms have instituted householding for shares held in street name, delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that the broker will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, please notify us by calling (571) 434-5400 or by sending a written request to 21575 Ridgetop Circle, Sterling, Virginia 20166, Attention: Corporate Secretary, and we will promptly deliver a separate copy of our annual report and proxy statement. If you are receiving multiple copies of the annual report and proxy statement and wish to receive only one, please notify your broker.

ANNUAL MEETING OF STOCKHOLDERS OF
June 22, 2011
Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting To Be Held on June 22, 2011:
The Notice and Proxy Statement and Annual Report are available at
http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25439.
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

■ 00033330400000000000 8	062211

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “ONE YEAR” ON PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	1. Election of Directors		FOR	AGAINST	ABSTAIN
	James G. Cullen		☐	☐	☐

	Joel P. Friedman		☐	☐	☐
	2. Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2011.		☐	☐	☐

	3. Advisory vote on executive compensation.		☐	☐	☐

		1 year	2 years	3 years	ABSTAIN
	4. Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

If you do not properly sign and return a proxy, or attend the meeting and vote in person, your shares cannot be voted, nor your instructions followed. Please sign below and return this proxy in the enclosed envelope.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■	■

ANNUAL MEETING OF STOCKHOLDERS OF
June 22, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
Vote online/phone until 11:59 PM EDT the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 22,
2011: The Notice and Proxy Statement and Annual Report are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25439.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

■ 00033330400000000000 8	062211

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “ONE YEAR” ON PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	1. Election of Directors		FOR	AGAINST	ABSTAIN
	James G. Cullen		☐	☐	☐

	Joel P. Friedman		☐	☐	☐
	2. Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2011.		☐	☐	☐

	3. Advisory vote on executive compensation.		☐	☐	☐

		1 year	2 years	3 years	ABSTAIN
	4. Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

If you do not properly sign and return a proxy, or attend the meeting and vote in person, your shares cannot be voted, nor your instructions followed. Please sign below and return this proxy in the enclosed envelope.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
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Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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NEUSTAR 2011 ANNUAL MEETING ADMISSION TICKET
Wednesday, June 22, 2011, at 5:00 P.M. (Local Time)
The Hyatt Regency Reston
1800 Presidents Street
Reston, VA 20190
Please retain and present this ticket for admission to the meeting

From Washington Dulles International:
Distance from hotel: 7 miles
Directions: Take Dulles Access Road East toward Washington, DC. Take Exit 12, Reston Parkway / VA 602 and make a left onto Reston Parkway. At the third traffic light, turn left onto Bluemont Way. Take a right onto Presidents Street to the hotel.
From Reagan National Airport:
Distance from hotel: 22 miles
Directions: Take George Washington Memorial Parkway North (crossing over into Virginia). Take the VA-123 exit toward Chain Bridge / McLean. Keep right at the fork to go on VA-123 S. Merge onto VA- 267 W toward I-495 N / Dulles Airport (Portions toll). Take Reston Parkway / VA-602 exit- Exit 12. At the second traffic light, turn left onto Bluemont Way. Turn right onto Presidents Street to the hotel.

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NEUSTAR, INC.
PROXY/VOTING INSTRUCTION CARD
This proxy is solicited by the Board of Directors of NeuStar, Inc.
for the Annual Meeting of Stockholders
Wednesday, June 22, 2011, 5:00 P.M. (Local Time) at
The Hyatt Regency Reston, 1800 Presidents Street, Reston, VA 20190
      The undersigned hereby appoints Lisa A. Hook and Martin K. Lowen, and each of them, as proxies, each with full power of substitution, and authorizes them to vote all the shares of common stock held of record by the undersigned on April 26, 2011 at the Annual Meeting, or any adjournment or postponement.
      The shares represented by this proxy will be voted in the manner directed by the undersigned or, if no direction is given, the proxies will vote the shares in accord with the Board of Directors’ recommendations on the subjects listed on the reverse side of this card and at their discretion on any other matter that may properly come before the meeting or any adjournment thereof.
(Continued and to be signed on the reverse side.)

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